Exhibit 10.1

ASSET PURCHASE AGREEMENT
BY AND BETWEEN
NE OPCO, INC.,
CENVEO CORPORATION
AND
CENVEO, INC.

Dated as of August 21, 2013

i

Table of Contents (continued)

		Page
13.10	Non-Recourse	61
13.11	Counterparts	61

TABLE OF EXHIBITS AND SCHEDULES

Exhibits and Schedules	Name
Exhibit A	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit B	Form of Sale Order
Exhibit C	Form of Purchaser Note
Schedule 1.1(a)	Leased Locations
Schedule 1.1(b)	Excluded Contracts
Schedule 1.1(c)	Knowledge of Seller
Schedule 1.1(d)	Permitted Exceptions
Schedule 1.1(e)	Purchased Contracts
Schedule 1.1(f) Schedule 1.1(g)	Purchased Intellectual Property Post-Petition Trade Payables
Schedule 2.2	Excluded Assets
Schedule 2.12-2	Events and Occurrences Regarding Suppliers and Customers
Schedule 3.1	Illustrative Purchase Price Calculation
Schedule 3.1(b) Schedule 3.4 Schedule 3.5	Allocation of Common Stock Shares to Share Recipients DIP Savings Conditions Levels Relating to Inventory and Accounts Receivable Pre-Paid Amounts
Schedule 4.3(g)	Legends
Schedule 5.4(b)	Closing Financial Statements - Accounting Principles, Policies and Practices
Schedule 5.7	Taxes
Schedule 5.8(a) Schedule 5.8(h)	Real Property Leases Real Property Improvements
Schedule 5.9 Schedule 5.10(a)-(1) Schedule 5.10(a)-(2) Schedule 5.10(a)-(3)	Personal Property Leases Registered Domain Names Registered Marks and Pending Applications for Registration of Marks Unregistered Marks Owner by Seller
Schedule 5.11	Material Contracts
Schedule 5.12	Employee Benefit Plans
Schedule 5.13(a) Schedule 5.13(c)	Collective Bargaining Agreements Employees
Schedule 5.14 Schedule 5.15(b)	Litigation Permits Held by Seller Relating to Purchased Assets
Schedule 5.16(a) Schedule 5.17-1 Schedule 5.19	Environmental Matters Suppliers and Customers Absence of Certain Changes

Exhibits and Schedules	Name
Schedule 8.2(a) Schedule 8.2(b)	Operation of the Purchased Assets Pending Closing Approved Budget (as defined in the DIP Credit Agreement)
Schedule 9.2(b)	Accrued and Unused Vacation Pay
Schedule 12.3	Purchase Price Allocation (Tax)

ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT, dated as of August 21, 2013 (this "Agreement"), by and among NE Opco, Inc., a Delaware corporation ("Seller"), Cenveo Corporation, a Delaware corporation ("Purchaser"), and Cenveo, Inc., a Colorado corporation ("Issuer"). Seller, Purchaser and Issuer are sometimes herein referred to collectively as the "Parties" and individually as a "Party."
W I T N E S S E T H:
WHEREAS, on June 10, 2013 (the "Petition Date"), Seller and NEV Credit Holdings, Inc., a Delaware corporation ("Holdings"), and the owner of all of the outstanding common stock of Seller, filed voluntary petitions for relief (the "Bankruptcy Case") under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the "Bankruptcy Code"), in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court");
WHEREAS, Seller continues to operate the Business as a debtor in possession;
WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase, acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein;
WHEREAS, Purchaser is a direct wholly-owned subsidiary of Issuer and Issuer has agreed to issue Common Stock as part of the consideration for the Purchased Assets;
WHEREAS, simultaneously with the execution of this Agreement, (i) Seller has entered into an Asset Purchase Agreement, dated as of the date of this Agreement (the "Hilco Purchase Agreement") with HRV NE, LLC, a Delaware limited liability company ("Hilco"), for all of Seller's accounts receivables, (ii) Seller has entered into an Asset Purchase Agreement, dated as of the date of this Agreement (the "Inventory Purchase Agreement") with Southern Paper, LLC a Florida limited liability company (the "Inventory Purchaser"), for certain of Seller's Inventory, and (iii) in order to induce Purchaser to execute this Agreement, each of IP and Gores is executing a letter agreement with Issuer and Purchaser (each, a "Letter Agreement"); and
WHEREAS, it is a condition to the consummation of the Transactions that this Agreement, the Hilco Purchase Agreement and the Inventory Purchase Agreement close simultaneously.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter contained, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS
1.1    Certain Definitions.
For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
"503(b)(9) Claim Amount" means cash in the amount of $500,000 that will be used by Seller for the payment of $500,000 of the 503(b)(9) Claim Liabilities that are allowed administrative expenses in the Bankruptcy Case.
"503(b)(9) Claim Liabilities" means all Liabilities of Debtors under Section 503(b)(9) of the Bankruptcy Code.
“Accredited Investor” has the meaning ascribed to such term in Rule 501 of Regulation D promulgated under the Securities Act.
"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
"Business" means the business of Seller.
"Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
"Cash and Cash Equivalents" means all of Seller's cash (including petty cash and checks and drafts received or in transit, including, without limitation, all checks and drafts that have been submitted, posted or deposited, prior to the consummation of the Closing), checking account balances, marketable securities, certificates of deposits, time deposits, bankers' acceptances, commercial paper and government securities and other cash equivalents.
“Change of Control Transaction” means the consummation of: (a) a sale of all or substantially all of the assets of Issuer and its subsidiaries, taken as a whole (other than a sale of all or substantially all of the assets of Issuer and its subsidiaries to one or more controlled Affiliates of Issuer); or (b) a recapitalization, reorganization, merger, consolidation or similar transaction immediately after which the Persons who were the beneficial owners of the outstanding shares of voting capital stock of Issuer immediately prior to such recapitalization, reorganization, merger, consolidation or similar transaction, will, directly or indirectly, own less than 50% of the combined voting power of the then outstanding voting capital stock of Issuer immediately after such recapitalization, reorganization, merger, consolidation or similar transaction.

"Code" means the Internal Revenue Code of 1986, as amended.
“Commission” means the United States Securities and Exchange Commission.
“Committee” means the Official Committee of Unsecured Creditors of the Debtors.
"Common Stock" means Issuer’s common stock, par value $0.01 per share.
"Common Stock Price" means the volume-weighted average price of the Common Stock as reported by the New York Stock Exchange, obtained from Bloomberg L.P., for the trading hours from 9:30 a.m. to 4:00 p.m. Eastern Time during the 25 trading days beginning 12 trading days prior to the date of this Agreement; provided, however, that in no event will the Common Stock Price be less than $2.00 and more than $2.40.
"Common Stock Shares" means the number of shares of Common Stock (rounded down to the nearest whole share) equal to $5,000,000 divided by the Common Stock Price.
"Contract" means any oral or written contract, indenture, note, bond, lease or other agreement.
"Credit Documents" means the DIP Credit Agreement, the Subordinated Lien Credit Agreement, the International Paper Supply Agreement and the International Paper Note and all other Contracts executed and delivered in connection with, or contemplated by, any of the foregoing.
“Dataroom” means Seller’s virtual data room in the RR Donnelly Venue.
"Debtors" means Seller and Holdings.
"Designation Deadline" means the date that is the earlier of (i) Ninety (90) Days after the Closing Date, or (ii) the expiration of the period provided for under Section 365(d)(4) of the Bankruptcy Code (as such period may be extend in accordance with such section).
"DIP Credit Agreement" means that certain Debtor-In-Possession Credit Agreement, dated as of June 10, 2013, among Seller, as debtor and debtor-in-possession, Holdings, each lender from time to time party thereto, and Salus Capital Partners, LLC, as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time.
"DIP Savings Amount" means the amount, if any, by which as of the Closing, (A) the face amount of Eligible Trade Receivables (as defined in and calculated pursuant to the DIP Credit Agreement as in effect as of the date of this Agreement), net of Receivables Reserves, multiplied by (B) ninety-five percent (95%); plus (C) the Cost of Eligible Inventory (as defined in and calculated pursuant to the DIP Credit Agreement as in effect as of the date of this Agreement), net of Inventory Reserves (as defined in the DIP Credit Agreement as in effect as of the date of this Agreement), multiplied by (D) the product of the Appraisal Percentage (as defined in the DIP Credit Agreement as in effect as of the date of this Agreement) multiplied by (E) the Appraised Value of Eligible Inventory (as defined in the DIP Credit Agreement as in effect as of the date of this

Agreement); less (F) the Tranche A outstanding borrowings, calculated in accordance with the DIP Credit Agreement (as in effect as of the date of this Agreement), exceeds $2,883,000.
"Documents" means all files, documents, electronically stored information in any format or in any medium or other storage device including electronically transmitted written or vocal messages, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, other data or data compilations, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business or the Purchased Assets, in each case whether or not in electronic form.
"Effective Date" means the date of this Agreement.
"Employees" means all individuals employed by Seller on or prior to the date of this Agreement, together with individuals who are hired by Seller after the date of this Agreement and prior to the consummation of the Closing, if any.
"Environmental Law" means any foreign, federal, state or local Law relating to (a) pollution, the protection of human health and safety or the environment or natural resources; (b) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); (c) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material; (d) liability for personal injury or property damage arising out of the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, handling, emission, discharge, release, threatened release, or presence of Hazardous Materials at real property (whether or not owned, leased or used by the Company or any of its Subsidiaries); (e) remediation, reclamation or restoration of real property (whether or not owned, leased or used by the Company or any of its Subsidiaries); or (f) workplace health and safety and protection of employees from workplace hazards including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the regulations promulgated pursuant thereto.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agreement” means that certain Escrow Agreement, dated on or about the date hereof, among Purchaser, Seller and Escrow Holder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

"Excluded Contracts" means, other than the Purchased Contracts, each Contract to which Seller is a party or by which its assets are bound or otherwise subject, including, without limitation, the Contracts set forth on Schedule 1.1(b), and the Spirit Lease.
"Excluded Matter" means any one or more of the following: (a) the effect of any change in the United States or foreign economies or securities or financial markets in general; (b) the effect of any change that generally affects any industry in which Seller operates; (c) the effect (in and of itself) of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities or acts of war, sabotage or terrorism; (d) the effect of any changes in applicable Laws or accounting rules; (e) the effect of any action taken by Purchaser or its Affiliates outside of the ordinary course of business in violation of this Agreement; provided, however, that the Excluded Matters contained in the foregoing clauses (a), (b), (c) and (d) shall not apply to the extent that such effect has a disproportionate adverse effect on Seller as compared to the adverse impact such circumstance, state of facts or matters, change, event, occurrence, action or omission has on other companies operating in the industries or markets in which Seller operates.
"Furniture and Equipment" means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned, used or held for use by Seller, including all such machines, tools, artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, facsimile machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.
"GAAP" means generally accepted accounting principles in the United States.
“Gores” means Galactic Holdings, LLC, a Delaware limited liability company, and Gores Group LLC, a Delaware limited liability company.
"Governmental Body" means any government or governmental or regulatory body including, without limitation, any agency, bureau, commission, dependent or similar body, or any political subdivision thereof, whether foreign, federal, state, or local, or any instrumentality or authority thereof, or any court or arbitrator (public or private).
“GUC Trust” means the General Unsecured Creditors Trust formed in connection with the Bankruptcy Case and pursuant to the GUC Trust Agreement.
“GUC Trust Agreement” means that certain Trust Agreement of the GUC Trust, entered into in connection with the Bankruptcy Case prior to the Closing.
"Hardware" means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.
"Hazardous Material" means any and all solid, liquid, gaseous and other materials (including substances, chemicals, compounds, mixtures, wastes, pollutants and contaminants) (i) to the extent such materials are prohibited, limited or regulated by the Environmental Laws as

"hazardous" (including "hazardous substances" or "hazardous wastes"), a "pollutant", or a "contaminant" or "toxic" pursuant to any Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons); and any other substance which is subject in any respect to any Law, or which poses or could pose a threat or nuisance to health or the environment or (ii) petroleum products and their derivatives.
"Indebtedness" of any Person means, without duplication: (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b)  all obligations of such Person issued or assumed as the deferred purchase price of property or services (including, without limitation, all "seller notes" and earn-outs), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction or under any performance or surety bonds; (e) all obligations of such Person under any interest rate, currency or other hedging agreement; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity securities or any warrants, rights or options to acquire such capital stock or other equity securities, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of the type referred to in clauses (a) through (f) of for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (h) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person). Without limitation of the foregoing, Indebtedness of a Person shall include all fees, costs and other expenses incurred in connection with the repayment at or prior to the consummation of the Closing of any obligations described in clauses (a) through (h) above.
"Intellectual Property" means all intellectual property rights, including, without limitation, the following: (a) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (b) all registered and unregistered trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, "Marks"), (c) all copyrights and registrations and applications therefor, works of authorship, and mask work rights, and all registrations, applications, renewals, extensions and reversions thereof, (d) all trade secrets, including, without limitation, confidential and proprietary information and know-how , (e) all software, and (f) all moral rights, rights of publicity and other intellectual property and proprietary rights of a similar nature.

"Intellectual Property Licenses" means (a) any grant by Seller to a third Person of any right to use any of the Purchased Intellectual Property owned by Seller and (b) any grant to Seller of a right to use a third Person's intellectual property rights which is necessary for the use of any Purchased Intellectual Property which is not owned by Seller.
"International Paper Note" means that certain Amended and Restated Secured Promissory Note, dated as of February 5, 2013, issued by Seller to IP, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
"International Paper Supply Agreement" means that certain Paper Supply Agreement, dated as of September 7, 2010, between IP and Seller, as amended by the Amendment thereto, dated June 21, 2012, and the Second Amendment thereto, dated February 5, 2013, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“IP” means International Paper Company, a New York corporation.
"IRS" means the Internal Revenue Service.
"Knowledge of Seller" means the actual knowledge of those officers and directors of Seller identified on Schedule 1.1(c) after inquiring of their direct reports.
"Law" means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, injunctions, rulings, or awards, including general principles of common and civil law and equity.
"Leased Locations" means the Real Property described on Schedule 1.1(a) that is subject to certain of the Real Property Leases.
"Legal Proceeding" means any actual or threatened judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings or investigations by or before a Governmental Body.
"Liability" means any debt, liability, commitment or other obligation of any kind or nature (whether direct or indirect, known or unknown, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.
"Lien" means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance.
"Material Adverse Effect" means any circumstance, state of facts or matters, change, event, occurrence, action or omission that has, or would be reasonably likely to have, a material adverse effect on (i) the business, assets and liabilities (taken as a whole), properties, results of operations, financial condition or cash flows of Seller, other than an effect resulting from an Excluded

Matter or (ii) the ability of Seller to consummate the Transactions or perform its obligations under this Agreement or any of the other Seller Documents.
"Order" means any order, injunction, judgment, decree, ruling, writ, verdict, determination, settlement, assessment, award or other decision issued, promulgated or entered by or with a Governmental Body.
"Ordinary Course of Business" means an action: (a) in the ordinary and usual course of normal day-to-day operations of the Business through the Effective Date consistent with past practice; (b) not required to be authorized by the board of directors of Seller and not required to be specifically authorized by Holdings; and (c) consistent with the representations and warranties in Section 5.15(a).
"Permits" means any franchises, approvals, authorizations, consents, qualifications, orders, registrations, variances, licenses, permits or certificates of, or similar rights granted by, a Governmental Body.
"Permitted Assigns" means any Person appointed (a) pursuant to a plan of reorganization or liquidation to administer and implement such plan of reorganization or liquidation, as applicable, or (b) to facilitate the administration and closure of the Bankruptcy Case whether under Chapter 11 or Chapter 7 of the Bankruptcy Code.
"Permitted Exceptions" means: (a) Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings to the extent an accrual for such Taxes, assessments or other governmental charges but only to the extent that such Taxes, assessments or other charges constitute Assumed Liabilities; (b) mechanics', carriers', workers', warehousemens', repairers' and similar Liens arising or incurred in the Ordinary Course of Business but only to the extent they constitute Assumed Liabilities; (c) zoning, entitlement and other land use and environmental regulations by any Governmental Body provided that such regulations have not been violated; (d) title of a lessor under a capital or operating lease; and (e) all Liens set forth on Schedule 1.1(d).
"Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Plastic Suppliers” means Plastic Suppliers, Inc.
"Post-Closing Wind-Down Amount" means cash in the amount of $500,000 to be used by Seller to satisfy administrative expenses and priority claims incurred by the Debtors in the wind-down of their estates, the payment of such expenses and claims shall be paid by Seller after providing five (5) Business Days’ prior notice to Purchaser with opportunity for Purchaser to (i) object to such payment to Seller or (ii) file an objection to such payment with the Bankruptcy Court (it being understood and agreed that (i) if an objection to a payment is timely made, such payment shall not be made unless and until approved by the Bankruptcy Court; and (ii) no payment shall be made to any shareholder or debtholder of Seller or any of their Affiliates.

"Post-petition Trade Payables" means Seller's trade payables incurred after the Petition Date and prior to the Closing Date.
"Post-petition Trade Payables Amount" means cash in the amount not to exceed the amount set forth on Schedule 1.1(g) with respect to the Post-petition Trade Payables set forth therein.
"Prepetition Agent" means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.
"Prepetition Agent Security" means the up to $150,000 that is being held by the Prepetition Agent or its counsel in the Bankruptcy Case to secure contingent indemnification obligations arising under or related to the Loan Documents (as defined in the Prepetition Credit Agreement as in effect on the date of this Agreement), as contemplated by Paragraph E.(vi)(f) of, and as authorized by, the Final Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364 and 507 (1) Approving Postpetition Financing, (2) Authorizing Use of Cash Collateral, (3) Granting Liens and Providing Superpriority Administrative Expense Status, (4) Granting Adequate Protection, and (5) Modifying Automatic Stay [Docket No. 180 - filed July 19, 2013].
"Prepetition Credit Agreement" means that certain Credit Agreement, dated as of September 7, 2010, the Debtors, the lenders party thereto, the Prepetition Agent, as agent to the lenders and the bank product providers, and as co-lead arranger, Bank of America, N.A., a national banking association, as the syndication agent and co-lead arranger, as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time.
“Private Placement” means a private placement to Accredited Investors pursuant to Regulation D promulgated under the Securities Act.
"Products" means any and all products developed, manufactured, marketed or sold by Seller, whether work in progress or in final form.
"Professional Fee Carve-Out" means the money held by Richards, Layton & Finger, P.A. in the amount of the Carve-Out Amount (as defined in the DIP Credit Agreement as in effect on the date of this Agreement) for the Carve-Out (as defined in the DIP Credit Agreement as in effect on the date of this Agreement).
“Property” means the property located at 705 N. Baldwin Park Boulevard, City of Industry, CA.
"Purchased Contracts" means all outstanding purchase orders relating to the sale of Products or the provision of services by Seller and the Contracts, which are all set forth on Schedule 1.1(e), including any other Contract added to Schedule 1.1(e) by Purchaser by notice delivered to Seller at any time during the period from and after the Effective Date until the fifth (5th) Business Day prior to the Closing Date, or with respect to the Real Property Leases, prior to the Designation Deadline after the Closing Date; provided that Purchaser shall not be permitted to add any Contracts previously rejected in the Bankruptcy Case.

"Purchased Intellectual Property" means all Intellectual Property owned, used or held for use by Seller, including, without limitation, all Intellectual Property set forth on Schedule 1.1(f).
"Purchaser Material Adverse Effect" means any circumstance, state of facts or matters, change, event, occurrence, action or omission that has, or would be reasonably likely to have, a material adverse effect on the ability of Purchaser to consummate the Transactions or perform its obligations under this Agreement.
"Purchaser Note" means that certain promissory note, substantially in the form attached hereto as Exhibit D, made by Purchaser in favor of Seller, in an amount equal to the sum of the principal and interest due and owing under the Tranche B Note (as defined in the DIP Credit Agreement as in effect on the date of this Agreement) at the Closing, such amount shall not in any event exceed $2,600,000.
"Real Property" means the real property subject to the Real Property Leases.
"Related to the Business" means in connection with, or otherwise related to or required for the conduct of, the Business.
"Release" means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment, but excludes any discharge in compliance with a Permit and not otherwise in violation of Law.
"Remedial Action" means all actions to (a) clean up, remove, treat or in any other way address any Release of a Hazardous Material into the environment, (b) prevent or minimize the Release of any Hazardous Material so it does not migrate to cause substantial danger to public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations or post-remedial monitoring and care.
"Sale Motion" means the motion or motions of Seller seeking approval and entry of the Sale Order.
"Sale Order" means an Order of the Bankruptcy Court, in the form of Exhibit C, with such changes as are reasonably acceptable to Purchaser and Seller after consultation with the DIP Agent, the Committee, Gores and IP.
"Schedules" means the Schedules prepared in connection with this Agreement.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
"Spirit Lease" means the Master Lease entered into by and between National Envelope Corporation, as lessee, and Spirit SPE Portfolio 2006-4, LLC, as lessor, dated as of December 28, 2006, as amended by the First Amendment to Master Lease, entered into by and between National Envelope Corporation, as lessee, and Spirit SPE Portfolio 2006-4, LLC, as lessor, dated as of January 12, 2009, as further amended by the Second Amendment to Master Lease, entered into by and between Seller (assignee of National Envelope Corporation), as lessee, and Spirit SPE Portfolio 2006-4, LLC, as lessor, December 15, 2010, for the properties located at:
a.252 Pearce Industrial Road, Shelbyville, Kentucky 40065;
a.    70 Turnpike Industrial Road, Westfield, Massachusetts 01085;
b.    888 Elm Hill Pike, Nashville, Tennessee 37202;
c.    1 Wedding Lane, Scottdale, Pennsylvania 15683;
d.    303 Eagleview Boulevard, Exton, Pennsylvania 19341;
e.    3800 W. Wisconsin Avenue, Appleton, Wisconsin 54914.
"Subordinated Lien Credit Agreement" means that certain Credit Agreement, dated as of September 7, 2010, among Holdings, Seller, the persons from time to time party thereto as lenders, and Galactic Holdings, LLC, as agent (as successor in such capacity to General Electric Capital Corporation), as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time.
"Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.
"Taxes" means (a) all federal, state, local or foreign taxes, charges or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and (b) all interest, penalties, fines, additions to tax or additional amounts imposed in connection with any item described in clause (a).
“Tender Offer” shall mean a bona fide public offer subject to the provisions of Regulation 14D under the Exchange Act, by a Person or “group” to purchase or exchange for cash or other consideration Voting Securities of Issuer which consists of an offer to acquire 50% or more of the outstanding Voting Securities of Issuer, as the case may be.
"Transactions" means the transactions contemplated by this Agreement.
"WARN Laws" means Worker Adjustment and Retaining Notification Act, 29 U.S.C. Section 21.01 et seq., and any other similar provision of any federal, state, regional, foreign or local law governing plant closings or mass layoffs.
1.2    Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the Sections indicated:

Term	Section
Agreement	Preamble
Allocation Instructions	3.1
Asset Acquisition Statement	12.3
Assumed Liabilities	2.3
Balance Sheet	5.4(a)
Balance Sheet Date	5.4(a)
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Cash Purchase Price	3.1
Closing	4.1
Closing Date	4.1
COBRA	2.4(e)
Collective Bargaining Agreements	5.13(a)
Confidentiality Agreement	8.6
Cure Amount Employee Benefit Plans	2.5 5.12(a)
Employee List	9.1(a)
DIP Savings Conditions	3.4
DIP Savings Conditions Determination	3.3(a)
Disposition	8.10(a)
ERISA Affiliate	5.12(c)
Escrowed Funds	3.2(a)
Escrow Holder	3.2(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Financial Statements	5.4(a)
Frisco Facility	8.13
Hilco	Recitals
Holdings	Recitals
Information	8.6 (as defined in the Confidentiality Agreement)
Inventory Purchaser	Recitals
Issuer	Preamble
Issuer SEC Documents	6.8
Letter Agreement	Recitals
Marks	1.1 (in Intellectual Property definition)
Material Contracts	5.11
Noticing Party	8.7(b)
Original Notice	8.7(b)
Party or Parties	Preamble
Personal Property Leases	5.9

Term	Section
Petition Date	Recitals
Post-Closing Tax Period	12.2
Pre-Closing Tax Period	12.2
Pre-paid Expense Reimbursement	3.5
Privileged Confidential Information	2.1(h)
Property Taxes	12.2
Purchase Price	3.1
Purchased Assets	2.1
Purchaser	Preamble
Pre-paid Expense Reimbursement Purchaser Documents	3.5 6.2
Purchaser Plans	9.2(a)
Real Property Lease	5.8(a)
Registered IP	5.10(a)
Restricted Period	8.10(b)
Revised Statements	12.3
Seller	Preamble
Seller Documents	5.2
Shareholder Meeting	8.10(c)
Seller IP	5.10(a)
Share Recipients	3.1
Termination Date	4.4(a)
Transfer Taxes	12.1
Transferred Employees	9.1(a)
Utility Deposits	2.1(c)
Voting Securities	8.10(b)

1.3    Other Definitional and Interpretive Matters.
(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Article" or "Section" are to the corresponding Article or Section of this Agreement unless otherwise specified.
Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(b)    The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
2.1    Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing (or on the date of entry of the Order of the Bankruptcy Court approving the assumption of the Real Property Leases which are Purchased Contracts), Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, the Purchased Assets, free and clear of all Liens, other than Permitted Exceptions. "Purchased Assets" means all of the assets, properties, privileges, claims and rights of Seller (but excluding the Excluded Assets and the assets being sold pursuant to the Hilco Purchase Agreement or the Inventory Purchase Agreement), whether such assets, properties, privileges, claims or rights are real, personal or mixed, tangible or intangible, wherever located, whether or not any of such assets, properties, privileges, claims or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's books or financial statements, including, without limitation all of the following (but excluding the Excluded Assets and the assets being sold pursuant to the Hilco Purchase Agreement or the Inventory Purchase Agreement):
(a)    reserved;
(b)    reserved;

(c)    all deposits (including customer deposits and security deposits for rent or otherwise) and prepaid charges and expenses of Seller related to the Purchased Assets other than (i) all prepaid charges and expenses or other prepayments delivered to utility providers and utility deposits held by Richards, Layton & Finger, P.A. pursuant to the utilities procedures for the Bankruptcy Case approved by the Bankruptcy Court (collectively, the "Utility Deposits") (ii) the Prepetition Agent Security, (iii) the Professional Fee Carve-Out, (iv) the deposits listed on Schedule 2.2, and (v) other deposits, prepaid charges and expenses to the extent paid in connection with, or relating to, any Excluded Assets;
(d)    all of the Real Property Leases which are Purchased Contracts, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;
(e)    the Furniture and Equipment;
(f)    the Purchased Intellectual Property;
(g)    the Purchased Contracts and all rights of Seller thereunder;
(h)    all Documents to the extent relating to the Purchased Assets or the Assumed Liabilities, including any Documents relating to Products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees, all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on any of the premises referred to in clause (d) above;
(i)    all Permits held by Seller and owned, used or held for use in connection with the Purchased Assets to the extent assignable;
(j)    all supplies owned by Seller and owned, used or held for use in connection with the Purchased Assets;
(k)    all rights of Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Employees and agents of Seller or with third parties;
(l)    all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to the Purchased Assets, or services provided to Seller in connection with the Purchased Assets, to the extent assignable;
(m)    goodwill and other intangible assets associated with Seller or the Purchased Assets, including customer and supplier lists and the goodwill associated with the Marks included in the Purchased Intellectual Property; and
(n)    any and all causes of action against any Person that is not an Insider arising under Section 547 of the Bankruptcy Code; provided, however, Purchaser agrees that it shall not prosecute or assert any such cause of action against such Person for any reason whatsoever or sell, transfer or convey any such cause of action to any other Person.

2.2    Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. "Excluded Assets" means:
(a)    all Cash and Cash Equivalents (other than deposits referred to in Section 2.1(c) that are Purchased Assets), bank deposits or similar cash items of Seller and all accounts receivable of Seller (it being understood that all accounts receivable of Seller are being sold to Hilco pursuant to the Hilco Purchase Agreement);
(b)    the Excluded Contracts;
(c)    the Utility Deposits, the deposits listed on Schedule 2.2, and all other deposits or prepaid charges and expenses of Seller to the extent paid in connection with, or relating to, any Excluded Assets;
(d)    any (i) books and records that Seller is required by Law to retain and Tax Returns, Seller's corporate filings with the State of Delaware and any filings made in any jurisdiction for Seller to qualify to do business; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Purchased Assets, minute books, stock ledgers, stock certificates, Tax Returns, Seller's corporate filings with the State of Delaware and any filings made in any jurisdiction for Seller to qualify to business, provided that Seller is not required by Law to keep such retained books and records confidential or private, (ii) documents relating to proposals to acquire the Business by Persons other than Purchaser (other than non-disclosure or confidentiality agreements entered into by Seller in connection with the proposed sale of all or a portion of its assets contemplated by the Sale Motion), and (iii) personnel files for Employees who are not Transferred Employees;
(e)    any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes other than Transfer Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof);
(f)    all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Seller;
(g)    any rights, claims or causes of action of Seller against third parties relating to assets, properties, business or operations of Seller arising out of events occurring on or prior to the Closing Date other than as provided in in Section 2.1(n) hereof;
(h)    all rights and/or claims of Seller arising out of this Agreement and the other Seller Documents;
(i)    the Prepetition Agent Security;
(j)    the Professional Fees Carve-Out;
(k)    all inventory of Seller, including, without limitation, the inventory to be sold to the Inventory Purchaser pursuant to the Inventory Purchase Agreement;

(l)    any right of Seller to any ordinary course refund or rebate arising from post-petition ordinary course purchases of goods by Seller under International Paper Supply Agreement;
(m)    all rights of Seller under non-compete or non-solicitation provisions of agreements with Employees that are employed by Seller after August 15, 2013, and that (i) are not offered employment from Purchaser, or (ii) with respect to each applicable Employee that receives an offer of employment from Purchaser and the Employee does not accept such offer because all of the following parameters, to the extent applicable to such Employee, are not met: (A) a compensation package from Purchaser that includes the same or better base compensation, bonus potential and commission structure, (B) with the same or more responsibility, (C) with an equivalent book of accounts to the extent applicable, (D) with the same or better severance or sub-pay (provided that the Employee is currently entitled to severance, sub-pay or retention payments from Seller), and (E) at the location where Employee is currently located or within 25 miles of such location; and
(n)    those assets listed on Schedule 2.2.
2.3    Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume the following Liabilities of Seller (collectively, the "Assumed Liabilities"):
(a)    all Liabilities of Seller under the Purchased Contracts relating exclusively to the period beginning after the consummation of the Closing (except for Liabilities that relate to the breach (or that, with the giving of notice, the lapse of time or both would breach) thereof prior to the consummation of the Closing);
(b)    the Cure Amounts (solely to the extent set forth on Schedule 1.1(e));
(c)    all Liabilities specifically assumed by Purchaser pursuant to Article IX;
(d)    pursuant to Section 12.1, one half of any Transfer Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement; and
(e)    pursuant to Section 12.2, all real and personal property Taxes or similar ad valorem obligations relating to the Purchased Assets attributable to the Post-Closing Tax Period of any taxable period that begins before and ends after the Closing Date.
2.4    Excluded Liabilities. Purchaser shall not assume, and shall be deemed not to have assumed, and Seller shall be solely and exclusively liable with respect to, any Liabilities of Seller other than the Assumed Liabilities (collectively, the "Excluded Liabilities"). For the avoidance of doubt and without limitation of the foregoing, the Excluded Liabilities include the following:
(a)    all Liabilities based upon, arising under or with respect to: (i) the Excluded Assets (including, without limitation, Contracts that are not Purchased Contracts); or (ii) the ownership, operation or use of any of the businesses or assets of Seller or any of its Affiliates, other than the Purchased Assets, whether before, at or after the consummation of the Closing;

(b)    all Liabilities for Taxes: (i) of Seller or any of its Affiliates, including, without limitation, all Taxes of Seller for which any director, officer or employee of Seller may potentially be held personally liable; and (ii) imposed on or relating to the Purchased Assets for any Tax period (or portions thereof) ending before the Closing Date;
(c)    all Liabilities of Seller under the Credit Documents;
(d)    reserved;
(e)    all Liabilities arising out of, relating to or with respect to the employment or performance of services, or termination of employment or services by Seller of any individual, including, without limitation: (i) all Liabilities arising from retention, severance or change of control payments owed to any Employee or other Person who has performed services for or on behalf of Seller, whether as consultant, independent contractor, leased employee or otherwise as a result of the transactions contemplated hereby; (ii) all Liabilities based upon, arising (whether arising before or after the Closing) under or with respect to any Employee Benefit Plan or any other current or former compensation or employee benefit plan, policy or arrangement maintained, contributed to, or entered into at any time by, Seller or any of its Affiliates or with respect to the service or termination of any current or former employee, consultant, independent contractor, leased employee or other agent by Seller or any of its Affiliates (whether or not retained by Purchaser after the consummation of Closing), including, without limitation, any Liability arising under or with respect to workers compensation, continuation of group health coverage required under Section 4980B of the Code or Sections 601-608 of ERISA (“COBRA”), unemployment insurance premiums or any claims arising under any federal, state or local tax withholding, employment, labor or discrimination Laws; (iii) all Liabilities based upon, arising under or with respect to Seller's failure to classify individuals as employees; and (iv) all Liabilities arising under the WARN Laws;
(f)    all Liabilities arising from the sale of Products or the provision of services by Seller;
(g)    any Liabilities for claims for workers compensation with dates of injury prior to the Closing Date;
(h)    all accounts payable incurred in the Ordinary Course of Business, including without limitation 503(b)(9) Claim Liabilities and Post-petition Trade Payables (it being understood that Purchaser shall pay the 503(b)(9) Claim Amount (to satisfy certain 503(b)(9) Claim Liabilities) and the Post-petition Trade Payable Amount (to satisfy certain Post-petition Trade Payables) to Seller as a portion of the Purchase Price pursuant to Section 3.1);
(i)    all Liabilities of Seller based upon, arising under or with respect to any Environmental Law;
(j)    all Liabilities of Seller with respect to any Indebtedness or any check or draft;

(k)    all Liabilities to the extent the existence of which constitutes a breach of any representation or warranty of Seller contained in or made pursuant to the Agreement; and
(l)    all Liabilities based upon, arising under or with respect to the operation of Seller or the Business, or the operation or use of the Purchased Assets, in each case, prior to the consummation of the Closing arising by operation of law under any common law or statutory doctrine (including successor liability or de facto merger) and any other obligation or liability based upon, arising under or with respect to events or conditions occurring at or prior to the consummation of the Closing; and
(m)    all Liability for providing COBRA coverage to (i) Transferred Employees and "qualified beneficiaries" (as defined in Section 4980B of the Code) of Transferred Employees who incur a "qualifying event" (as defined in Section 4980B of the Code) prior to the Closing Date (other than as a result of the Transferred Employee becoming an employee of Purchaser); and (ii) current or former employees of Seller or any of its predecessors who are not Transferred Employees and "qualified beneficiaries" (as defined in Section 4980B of the Code) of such current or former employees.
2.5    Assumption and Assignment of Contracts; Cure Amounts. The Sale Order shall provide for the assumption by Seller, and the Sale Order shall provide for the assignment to the extent legally capable of being assigned, by Seller to Purchaser, of the Purchased Contracts on the terms and conditions set forth in the remainder of this Section 2.5, and shall provide for the Designation Deadline with respect to the properties under the Real Property Leases that are Purchased Contracts. At Closing (or later for any Contracts with respect to the properties under the Real Property Leases designated as Purchased Contracts after Closing and on or before the Designation Deadline), and pursuant to Section 365 of the Bankruptcy Code and the Sale Order, Seller shall assume and assign to Purchaser, and Purchaser shall assume from Seller, the Purchased Contracts, including the Personal Property Leases and Real Property Leases that are Purchased Contracts (it being understood that the only Liabilities under the Purchased Contracts assumed by Purchaser shall be Assumed Liabilities). The cure amounts, as determined by the Bankruptcy Court, if any, necessary to cure all pre-petition defaults, if any, and to pay all actual or pecuniary pre-petition losses that have resulted from such defaults under the Purchased Contracts, including the Personal Property Leases and Real Property Leases that are Purchased Contracts (collectively, the "Cure Amounts"), shall, to the extent set forth on Schedule 1.1(e), be paid by Purchaser, on or before the consummation of the Closing, and not by Seller, and Seller shall have no liability therefor. (For the avoidance of doubt, it is understood that Seller (and not Purchaser) shall pay, and be liable for, any amounts incurred post-petition that are determined to be Cure Amounts, but are not set forth on Schedule 1.1(e).)
2.6    Further Conveyances and Assumptions. From time to time following the consummation of the Closing, Seller and Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to: (a) assure that Purchaser and its successors and assigns benefit from all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement, the other Purchaser

Documents and the other Seller Documents; (b) assure that Seller and its successors and assigns benefit from the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, the other Purchaser Documents and the other Seller Documents: (c) otherwise make effective the Transactions and the transactions contemplated by the other Purchaser Documents and the other Seller Documents. In furtherance of the foregoing, from time to time following the Closing, Seller shall, unless prohibited by applicable Law, make available to Purchaser such data in personnel records of the Transferred Employees as is reasonably necessary for Purchaser to transition such Transferred Employees into Purchaser's records. Notwithstanding the foregoing, nothing in this Section or this Agreement (including Section 8.7) shall require Seller to remain a validly existing entity beyond the Closing Date or to take any action, perform any obligations, or comply with any terms or covenants set forth in this Section after the Closing Date if Seller's corporate existence has ceased or has been cancelled (it being understood and agreed that Seller shall maintain its corporate existence until at least the second anniversary of the Closing Date).
2.7    Bulk Sales Laws. Purchaser hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Purchased Assets to Purchaser. The Parties agree that the Sale Order will, pursuant to language that is reasonably acceptable to each, provide that the sale and transfer of any or all of the Purchased Assets to Purchaser will be free and clear of any obligations relating to any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable.
ARTICLE III

CONSIDERATION
3.1    Consideration. The aggregate consideration for the Purchased Assets (the “Purchase Price”) shall be: (a) an amount in cash (the “Cash Purchase Price”) equal to the sum of (i) the aggregate amount of principal and interest outstanding as of the Closing Date under the Tranche A-1 Note (as defined in the DIP Credit Agreement and, in the case of such Tranche A-1 Note and the DIP Credit Agreement, as in effect on the date of this Agreement), such amount shall not in any event exceed $17,500,000; plus (ii) the 503(b)(9) Claim Amount, plus (iii) the Post-Closing Wind-Down Amount, plus (iv) the Post-petition Trade Payables Amount (such amount not to exceed $1,000,000), plus (v) 25% of the DIP Savings Amount, if any; and (vi) minus (A) the amount by which the aggregate gross proceeds received by Seller pursuant to the Hilco Purchase Agreement and Inventory Purchase Agreement exceeds the aggregate amount of principal and interest outstanding as of the Closing Date under the Tranche A Revolver (as defined in the DIP Credit Agreement and, in the case of such Tranche A Revolver and the DIP Credit Agreement, as in effect on the date of this Agreement) or plus (B) any shortfall of the amount referred to in subclause (A); (b) the Common Stock Shares issued to Galactic Holdings, LLC, IP (or its designee who is an Accredited Investor and delivers a representation letter addressed to Purchaser and Issuer on the Closing Date making the representations set forth in Section 5.18(a) and (b) as to itself rather than the Seller) and Seller (the “Share Recipients”), allocated amongst the Share Recipients in accordance with Schedule 3.1(b); (c) the Purchaser Note; and (d) the assumption of the Assumed Liabilities. Schedule 3.1 contains an example of the Purchase Price calculation for illustrative purposes. For purposes of the allocation of the Common Stock Shares to the Share Recipients in accordance with Schedule 3.1(b), on the Closing Date Seller shall provide Purchaser with written instructions specifying the number of Common Stock Shares to be allocated to each Share Recipient (the “Allocation Instructions”). In allocating the Common Stock Shares, Purchaser shall be entitled to rely on the Allocation Instructions provided by Seller and shall not have any liability for any error in the allocation of Common Stock Shares to the Share Recipients so long as such allocation is done in accordance with the Allocation Instructions.
3.2    Purchase Price Deposit.
(a)    Upon the execution of this Agreement, pursuant to the terms of the Escrow Agreement, Purchaser shall immediately deposit with Richards, Layton & Finger, P.A., in its capacity as escrow holder (the “Escrow Holder”), Three Millions Dollars ($3,000,000) (the “Escrowed Funds”) by wire transfer of immediately available funds, to be released by the Escrow Holder and delivered to either Purchaser or Seller, in accordance with the provisions of the Escrow Agreement.
(b)    Pursuant to the Escrow Agreement, the Escrowed Funds (together with all accrued investment income thereon) shall be distributed as follows:
(i)    if the Closing shall occur, the Escrowed Funds and all accrued investment income thereon shall be applied towards the Cash Purchase Price payable by Purchaser to Seller in accordance with Section 4.3(a);
(ii)    if (A) all of the conditions precedent set forth in Section 10.1 (other than Section 10.1(e)) and Section 10.3 are satisfied, (B) Seller has provided irrevocable notice to Purchaser of its intention to immediately consummate the transactions contemplated by this Agreement (such notice and intention not being revoked prior to the Termination Date), (C) Purchaser fails to consummate the transactions contemplated by this Agreement by the Termination Date, and (D) Seller or Purchaser terminates this Agreement pursuant to Section 4.4(a), the Escrowed Funds, together with all accrued investment income thereon, shall be delivered to Seller; or
(iii)    if this Agreement is terminated other than in accordance with Section 3.2(b)(ii), the Escrowed Funds, together with all accrued investment income thereon, shall in each case be returned to Purchaser.
(c)    Notwithstanding any provision of this Agreement to the contrary, Seller agrees that, except in the case of fraud, (i) payment of the Escrowed Funds (together with all accrued investment income thereon) in accordance with Section 3.2(b)(ii) shall be the sole and exclusive remedy of Seller against Purchaser and its Affiliates, and any of their respective former, current or future officers, directors, employees, agents, representatives, or stockholders or other equityholders, and (ii) none of the foregoing Persons shall have any further liability or obligation, in any such case relating to, arising out of or with respect to this Agreement or any of the Purchaser Documents (whether relating to, arising out of or with respect to any matter(s) forming the basis for such termination or otherwise). Without limitation of the foregoing, neither Seller nor any other Person shall be entitled to bring or maintain any proceeding, claim, suit or action against, or seek damages from, Purchaser, any of its Affiliates, or any other Person referred to in subclause (i) above, in contravention of the preceding sentence.
3.3    DIP Savings Determination Procedure.
(a)    Purchaser shall determine the DIP Savings Amount, if any, as of the Closing and whether Seller has satisfied the DIP Savings Conditions (as defined in Section 3.4 below) (the “DIP Savings Conditions Determination”) and shall deliver its determination of the DIP Savings Amount and the DIP Savings Conditions Determination to Seller within thirty (30) days following the Closing Date.
(b)    If within thirty (30) days following delivery of Purchaser's determination of the DIP Savings Amount and the DIP Savings Conditions Determination, Seller has not given Purchaser written notice of its objection as to the DIP Savings Amount determination by Purchaser or the DIP Savings Conditions Determination, then the DIP Savings Amount determined by Purchaser and the DIP Savings Conditions Determination shall be binding and conclusive on the Parties.
(p)    If Seller duly gives Purchaser notice of objection to the DIP Savings Amount and/or the DIP Savings Conditions Determination, and if Seller and Purchaser fail to resolve the issues outstanding with respect to the DIP Savings Amount determination and/or the DIP Savings Conditions Determination within thirty (30) days of Purchaser's receipt of Seller's objection notice, Seller and Purchaser shall submit the issues remaining in dispute to the Bankruptcy Court for resolution. If issues are submitted to the Bankruptcy Court for resolution, the determination by the Bankruptcy Court, shall be final, binding and conclusive on the Parties.
3.4    DIP Savings Amount and Payment. Within three (3) Business Days after the calculation of the DIP Savings Amount becomes binding and conclusive on the Parties pursuant to Section 3.3, Purchaser shall pay Seller 25% of the DIP Savings Amount by wire transfer, in immediately available funds, to an account specified by Seller; if and only if (i) the inventory and accounts receivables included in the assets purchased pursuant to the Hilco Purchase Agreement and the Inventory Purchase Agreement, as applicable, (calculated in accordance with GAAP applied on a consistent basis with the methodologies used in the Approved Budget (as defined in the DIP Credit Agreement as in effect on the date of this Agreement)) are at least at the levels set forth on Schedule 3.4; and (ii) since the date of this Agreement, Seller has continued to maintain its equipment and facilities included in the Purchased Assets in the ordinary course (the “DIP Savings Conditions”) (it being understood that if either of the DIP Savings Conditions set forth in (i) and (ii) are not satisfied, Purchaser shall have no obligation to pay Seller any amount under this Section 3.4). To the extent any amount is payable to Seller under this Section 3.4, Purchaser shall be permitted to set off against any such payable amount any amount that is owed by Seller to Purchaser under this Agreement and that has not been paid in full at the time such amount becomes payable by Purchaser under this Section 3.4, after providing Seller with five (5) Business Days prior notice of the set off with opportunity to object to the set off, provided, however, if Seller timely objects to the set off, Purchaser shall pay the portion, if any, of the 25% of the DIP Savings Amount that is not subject to the set off to Seller and will pay to Seller the remaining amount of the 25% of the DIP Savings

Amount that is subject to the set off after Purchaser files an application with the Bankruptcy Court and receives a determination of the Bankruptcy Court that such set off is not permitted.
3.5    Re-payment of Pre-Paid Amounts. If any pre-paid expense that is set forth on Schedule 3.5 is included in the Purchased Assets, then to the extent Purchaser is able to utilize the asset that is related to such pre-paid expense, Purchaser shall remit the amount of pre-paid expense (each, a “Pre-paid Expense Reimbursement” and collective, the “Pre-paid Expense Reimbursements”) to Seller within 30 days after the end of each month following the Closing Date in which such pre-paid expense was utilized; provided that to the extent any Pre-paid Expense Reimbursements is payable to Seller under this Section 3.5, Purchaser shall be permitted to set off against any such Pre-paid Expense Reimbursement that is payable any amount that is owed by Seller to Purchaser under this Agreement and that has not been paid in full at the time such amount becomes payable by Purchaser under this Section 3.5, after providing Seller five (5) Business Days prior notice of the set off with opportunity to object to the set off, provided, however, if Seller timely objects to the set off, Purchaser shall pay the portion, if any, of the Pre-paid Expense Reimbursement that is not subject to the set off to Seller and will pay to Seller the remaining amount of the Pre-paid Expense Reimbursement that is subject to the set off after Purchaser files an application with the Bankruptcy Court and receives a determination of the Bankruptcy Court that such set off is not permitted.
ARTICLE IV

CLOSING AND TERMINATION
4.1    Closing Date. Subject to the satisfaction of the conditions precedent set forth in Section 10.1, Section 10.2 and Section 10.3 (or the waiver thereof by the Party or Parties entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II (the "Closing") shall take place at the offices of Richards, Layton & Finger, P.A., One Rodney Square, 920 North King Street, Wilmington, Delaware 19801 (or at such other place as Seller and Purchaser may designate in writing) at 10:00 a.m. (eastern time) on the date that is four (4) Business Days following the satisfaction or waiver of the conditions precedent set forth in Article X (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by Seller and Purchaser. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date."
4.2    Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser:
(a)    a bill of sale, assignment and assumption agreement, in the form of Exhibit A, duly executed by Seller;
(b)    assignments of Purchased Intellectual Property, in forms suitable for recording in the U.S. Patent and Trademark Office and the U.S. Copyright Office (and in form and substance reasonably acceptable to Purchaser), as applicable, duly executed by Seller, and general assignments of all other Purchased Intellectual Property (in form and substance reasonably acceptable to Purchaser), if any, duly executed by Seller;
(c)    the officer's certificate required to be delivered pursuant to Section 10.1(c) and 10.1(b);
(d)    the Allocation Instructions;
(e)    a certificate of the Secretary of Seller certifying as to: (i) the full force and effect of its certificate of incorporation and bylaws attached as exhibits; (ii) the full force and effect of the resolutions of its board of directors and stockholders authorizing the execution and delivery by Seller of this Agreement and the other Seller Documents, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions; and (iii) the signature and incumbency of each officer of Seller executing this Agreement or any of the other Seller Documents;
(f)    a certificate evidencing the good standing of Seller in its jurisdiction of organization as of a recent date;
(g)    a certificate of Seller certifying as to the matters set forth in Section 5.7(b) (in the form prescribed by applicable IRS regulations), duly executed by Seller;
(h)    all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Seller and Purchaser, as may be necessary to convey the Purchased Assets to Purchaser; and
(i)    such other documents, instruments and certificates as Purchaser may reasonably request.
4.3    Deliveries by Purchaser and Issuer. At the Closing, Purchaser or Issuer, as applicable, shall deliver, or cause to be delivered, to Seller:
(a)    by wire transfer of immediately available funds into one or more accounts designated by Seller, the Cash Purchase Price less the sum of the Escrowed Funds together with all accrued investment income thereon (which shall be released to Seller by the Escrow Holder);
(b)    a bill of sale, assignment and assumption agreement, in the form of Exhibit A, duly executed by Purchaser;
(c)    the officer's certificates required to be delivered pursuant to Section 10.2(c);
(d)    reserved.
(e)    (1) a certificate of the Secretary of Purchaser certifying as to: (i) the full force and effect of its certificate of incorporation and bylaws attached as exhibits; (ii) the full force and effect of the resolutions of its board of directors authorizing the execution and delivery by Purchaser of this Agreement and the other Purchaser Documents, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the Transactions; and (iii) the signature and incumbency of each officer of Purchaser executing this Agreement or any of the other Purchaser Documents; and (2) a certificate of the Secretary of Issuer certifying as to: (i) the full force and effect of the resolutions of its board of directors authorizing the execution and delivery by Issuer of this Agreement and the other Purchaser Documents to which it is a party, the performance by Issuer of its obligations hereunder and thereunder and the consummation by Purchaser and Issuer of the Transactions; and (ii) the signature and incumbency of each officer of Issuer executing this Agreement or any of the other Purchaser Documents;
(f)    certificates evidencing the good standing of Purchaser and Issuer in its jurisdiction of organization as of a recent date;
(g)    certificates representing the required number of Common Stock Shares to the Share Recipients (allocated to the Share Recipients in accordance with Schedule 3.1(b)) and with the legend referred to in Schedule 4.3(g);
(h)    the Purchaser Note, in substantially the form attached hereto as Exhibit E, duly executed by Purchaser; and
(i)    such other documents, instruments and certificates as Seller may reasonably request.
4.4    Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:
(a)    by Seller or Purchaser, if the Closing shall not have occurred by the close of business on September 13, 2013 (the "Termination Date"); provided, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or Seller, then the breaching Party may not terminate this Agreement pursuant to this Section 4.4(a);
(b)    by mutual written consent of Seller and Purchaser;
(c)    by Seller or Purchaser, if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; or
(d)    by Seller or Purchaser, if the Bankruptcy Court enters an order that otherwise precludes the consummation of the Transactions on the terms and conditions set forth in this Agreement.
4.5    Procedure Upon Termination. In the event of termination by Purchaser or Seller, or both, pursuant to Section 4.4, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Seller. If this Agreement is terminated as provided herein, each Party shall redeliver all documents, work papers and other material of any other Party relating to the Transactions, whether so obtained before or after the execution hereof, to the Party furnishing the same.
4.6    Effect of Termination.
(a)    In the event that this Agreement is validly terminated as provided herein, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, however, that the obligations of the Parties set forth in Section 8.6 and Section 3.2 shall survive any such termination and shall be enforceable hereunder.
(b)    Nothing in this Section 4.6 shall relieve Purchaser or Seller of any liability for a breach of this Agreement, or the inaccuracy of any representation or warranty contained herein, prior to the date of termination. The damages recoverable by the non-breaching Party shall include all attorneys' fees reasonably incurred by such Party in connection with the Transactions.
(c)    The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 4.6 shall relieve Purchaser or Seller of its obligations under the Confidentiality Agreement.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Purchaser that:
5.1    Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it leases real property or in which the conduct of its business or the ownership of its property requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing, individually and in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect.
5.2    Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to which it is a party or to be executed by Seller in connection with the consummation of the Transactions (together with this Agreement, the "Seller Documents"), to perform its obligations hereunder and thereunder and to consummate the transaction contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the other Seller Documents and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller, and no other approval on the part of Seller and its stockholders or any other holder of its equity is required. This Agreement has been, and each of the other Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto and the entry of the Sale Order) this Agreement constitutes, and the other Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
5.3    Conflicts; Consents of Third Parties.
(a)    None of the execution and delivery by Seller of this Agreement or the other Seller Documents, the performance by Seller of its obligations hereunder or thereunder or the consummation by Seller of the transactions contemplated hereby or thereby does or will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Seller; (ii) subject to entry of the Sale Order, and with such exceptions as, individually and in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, give rise to any right to accelerate, terminate, modify or cancel, or require any notice, consent, authorization, approval or waiver under, or result in any other adverse consequence under, any Contract or Permit to which Seller is a party or by which Seller or any of its properties or assets is bound or otherwise subject; (iii) subject to entry of the Sale Order, violate or breach the terms of or cause any default under any Order of any Governmental Body applicable to Seller or any of the properties or assets of Seller; (iv) subject to entry of the Sale Order, violate or breach the terms of or cause any default under any applicable Law; (v) result in the imposition of any Lien upon any assets or properties of Seller; or (vi) with the passage of time, the giving of notice or the taking of any action by another Person, have any of the effects described in clauses (i) through (v) of this Section 5.3(a).
(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery by Seller of this Agreement or any of the other Seller Documents, the performance by Seller of any of its obligations hereunder or thereunder, the consummation by Seller of the transactions contemplated hereby or thereby or the taking by Seller or of any other action contemplated hereby or thereby, except for the entry of the Sale Order.
(c)    Any existing default, including with respect to the failure to execute this Agreement on August 17, 2013, under the DIP Credit Agreement has been waived and reasonably satisfactory evidence of any such waiver by the creditor thereunder has been provided to Purchaser prior to the date of this Agreement.
5.4    Financial Statements.
(a)    Seller has delivered to Purchaser copies of the unaudited consolidated balance sheet of Seller as at June 30, 2013 and the related consolidated statements of income and cash flows of Seller for the six (6) month period then ended and copies of the unaudited consolidated balance sheets of Seller as at December 31, 2011 and 2012 and the related consolidated statements of income and cash flows of Seller for the years then ended (such unaudited statements, including the related notes and schedules thereto, are referred to herein as the "Financial Statements"). For the purposes hereof, the unaudited consolidated balance sheet of Seller as at June 30, 2013 is referred to as the "Balance Sheet" and June 30, 2013 is referred to as the "Balance Sheet Date."
(b)    The Financial Statements were prepared from and are consistent with the books and records of Seller. Except as set forth on Schedule 5.4(b), the Financial Statements have been prepared in accordance with GAAP consistently applied and on that basis present fairly, in all material respects, the financial position, results of operations and cash flows of Seller as of the applicable date and for the periods indicated. The Financial Statements indicate all adjustments, which consist of only normal recurring accruals (that are not, individually or in the aggregate, material) necessary for such fair presentations. The statements of income included in the Financial Statements do not contain any items of special or nonrecurring income except as expressly specified therein, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets.
(c)    The books of account and other financial records of Seller: (i) reflect all material items of income and expense and all material assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the practices of Seller; (ii) are in all material respects true, correct and complete; and (iii) do not contain or reflect any material inaccuracies or discrepancies.
5.5    No Undisclosed Liabilities. Seller has not incurred any Indebtedness, obligations or other Liabilities of any kind that would have been required to be reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto in accordance with GAAP, other than Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date, Liabilities under this Agreement, Excluded Liabilities, and Liabilities that, individually and in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.
5.6    Title to Purchased Assets; Sufficiency and Condition of Assets.
(a)    Seller owns the Purchased Assets, and will at the Closing sell to Purchaser good and marketable title to Purchased Assets, free and clear of all Liens, other than Permitted Exceptions.
(b)    The Purchased Assets, together with the Excluded Assets and the assets being sold pursuant to the Hilco Purchase Agreement and the Inventory Purchase Agreement constitute all the assets, properties and rights owned, used or held for use in the Business.
5.7    Taxes.
(a)    Except as set forth on Schedule 5.7: (i) Seller has timely filed all material Tax Returns required to be filed with the appropriate Tax Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Seller); and (ii) all Taxes shown as due on such Tax Returns have been paid.
(b)    Seller is not a foreign person within the meaning of Section 1445 of the Code.
(c)    Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment of any Tax, or any deficiency with respect thereto.
(d)    To the Knowledge of Seller, Seller has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any stockholder, member, owner, employee, creditor, independent contractor or other third party and has complied with all information reporting requirements in connection with such payments.
(e)    Seller (i) has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code and (ii) has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign tax Law), as a transferee or successor, by contract or otherwise.
5.8    Real Property.
(a)    Schedule 5.8(a) sets forth a complete list of all real property and interests in real property leased by Seller, as lessee (individually, a "Real Property Lease" and collectively, the "Real Property Leases").
(b)    Seller does not currently own any real property.
(c)    To the Knowledge of Seller, all buildings, structures, improvements, fixtures, building systems, and all components thereof, included on the Leased Locations are in good operating condition and repair, ordinary wear and tear excepted; are suitable for the purposes for which they are currently being used and have been maintained and tested in accordance with normal industry practice.
(d)    The Leased Locations: (i) are adequate for the uses for which they are used by Seller; and (ii) are not, to the Knowledge of Seller, the subject of any pending condemnation, eminent domain or inverse condemnation proceedings or any other taking by public authority with or without payment of consideration therefor, nor has any such notice of such a proposed condemnation or taking been received by Seller.
(e)    To the Knowledge of Seller, the construction, operation, management, occupancy and use of the Leased Locations are in compliance with the zoning, subdivision or building codes and all other Laws, without reliance on any Permit, variances or other exception.
(f)    To the Knowledge of Seller, all public utilities (including, without limitation, sanitary sewer, storm sewer, electricity, water and telephone) required for the operation of the Leased Locations, or any part thereof, are installed and operating and have been accepted by such utility company or Governmental Body. There is permanent vehicular and pedestrian egress from and egress to the real property over public roads that abut the Leased Locations.
(g)    Except for this Agreement, the Hilco Purchase Agreement, the Inventory Agreement or the Real Property Leases, Seller has not entered into any, and to the Knowledge of Seller there is no, Contract with respect to the purchase, assignment or transfer or lease or occupancy of all or any portion of the Leased Locations which is currently in effect.
(h)    To the Knowledge of Seller: (i) except as set forth on Schedule 5.8(h), the improvements on the Leased Locations are structurally sound, the roofs are free of leaks and in good condition, and the Leased Locations have no material hidden or latent defects; and (ii) all plumbing, fire protection, alarm, heating, ventilating, air conditioning, electrical, public and private utility, sewer, septic and other waste, and other systems, and all fixtures and appliances (including, without limitation, trade fixtures) included in the Leased Locations are in good working order and free of deferred maintenance.
5.9    Tangible Personal Property Leases. Schedule 5.9 sets forth all leases of personal property ("Personal Property Leases") involving annual payments in excess of $25,000 relating to personal property used by Seller or to which Seller is a party or by which the properties or assets of Seller are bound or otherwise subject.
5.10    Intellectual Property.
(a)    Schedule 5.10(a)-1 to Schedule 5.10(a)-3 set forth an accurate and complete list of: (1) all domain names of which Seller is the registrant or of which a third party is the registrant for the benefit of a Vendor, specifying for each its registrant (unless such registrant is Seller) and administrative contact email address and renewal date, and whether it is active; and (2) all registered Marks and pending applications for registration of Marks owned by Seller (collectively, the "Registered IP"); and (3) all unregistered Marks owned by Seller (collectively, the Registered IP together with the unregistered Marks and all other Intellectual Property owned by Seller, the "Seller IP"). Except as set forth on Schedule 5.10(a)-4, Seller has no patents or any registered or unregistered Copyrights or any pending applications for registration of Copyrights. To the Knowledge of Seller, except as set forth on Schedule 5.10(a)-4, the conduct of the Business (including the products or services distributed, sold or offered by Seller and all Intellectual Property) as currently conducted, does not infringe upon or misappropriate or violate the Intellectual Property rights or the confidential and proprietary information, including trade secrets, of any third party. Except as set forth on Schedule 5.10(a)-4, none of the Seller IP has been the subject of a judicial finding or opinion, nor has any written notice or claim challenging the ownership, validity, registrability, enforceability, use or licensed right to use any Intellectual Property been received by Seller. Except as set forth on Schedule 5.10(a)-4, no claim or notice has been asserted against Seller in writing or, to the Knowledge of Seller, orally, that the conduct of the Business as currently conducted infringes in any material respect upon or misappropriates the Intellectual Property rights or the confidential and proprietary information, including trade secrets, of any third party, in each case, except with respect to claims or notices that have been fully resolved nor, to the Knowledge of Seller, is there a basis for such a claim. Except as set forth on Schedule 5.10(a)-4, Seller has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Registered IP, and all documents, recordations and certificates necessary to be filed by Seller to maintain the effectiveness of the Registered IP have been filed with the relevant patent, copyright, trademark or other authorities so that no item required to be listed in Schedule 5.10(a)-1 to Schedule 5.10(a)-3, has lapsed, expired or been abandoned or canceled other than in the Ordinary Course of Business.
(b)    Seller has exercised a degree of care that is, in light of the nature of the Business, appropriate in order to preserve the exclusive use of all trade secrets of Seller.
(c)    There are no claims asserted or threatened by Seller that a third party infringes, misappropriates or otherwise violates any of the Seller IP.
(d)    The Seller IP, together with the rights granted to Seller under any "shrink-wrap" or "click-wrap" license agreements relating to software desktop applications, are sufficient for the conduct of the Business in every jurisdiction where it is conducted.
(e)    Seller has not collected any confidential information from their customers other than information that is necessary or incidental to the work performed for them, including the names and addresses of their customers' customers.
5.11    Material Contracts.
(a)    Schedule 5.11 sets forth all of the following Contracts to which Seller is a party or by which Seller is bound or by which the Purchased Assets may be bound or affected (collectively, together with the Real Property Leases, the Personal Property Leases and Collective Bargaining Agreements the "Material Contracts"):
(i)    Contracts with any Affiliate or current or former officer or director of Seller other than contracts with such officers set forth on Schedule 5.11(a);
(ii)    Contracts with any labor union or association representing any Employees;
(iii)    Contracts for the sale of any of the Purchased Assets, other than sales of inventory in the Ordinary Course of Business pursuant to Contracts that may be terminated by either party "at will" (and without any required payment) on notice of 60 days or less;
(iv)    Contracts relating to the acquisition by Seller of any operating business or the capital stock of any other Person;
(v)    Contracts for the employment of any individual other than contracts with such employees set forth on Schedule 5.11(a);
(vi)    Contracts relating to incurrence of Indebtedness or the making of any loans, other than the Credit Documents;

(vii)    Contracts which involve the expenditure of more than $25,000 in the aggregate or require performance by any party more than one (1) year from the date hereof that, in either case, are not terminable by Seller without penalty on less than one hundred eighty (180) days' notice;
(viii)    Contracts with customers;
(ix)    Contracts granting any Person a Lien on any of the Purchased Assets;
(x)    Contracts providing for the grant of any preferential rights to purchase or lease any of the Purchased Assets;
(xi)    confidentiality or non-disclosure, non-compete, and non-solicitation agreements;
(xii)    Contracts (A) containing non-competition, non-solicitation or other limitations restricting the conduct of the Business, or the ability of Seller or any Affiliate of the Business to compete with any Person or to solicit the employees or customers of any Person, (B) granting to the other party or any third party "most favored nation" status or (C) granting to the other party or any third party any exclusive right or rights or in which any third party grants Seller any exclusive right or rights;
(xiii)    any partnership, joint venture and similar Contracts; and
(xiv)    Contracts providing for the sale, lease, license or control of, or otherwise relating to any Intellectual Property to or from Seller, including any Contract relating to nondisclosure or appropriation of Intellectual Property by Seller's current or former employees.
(b)    True, correct and complete copies of all Material Contracts, together with all modifications, amendments and supplements thereto, have been provided to Purchaser in the Dataroom prior to the date of this Agreement.
(c)    Other than relating to Seller's inability to pay pre-petition amounts owed under certain Material Contracts due to the commencement of the Bankruptcy Case and the implementation of the automatic stay under Section 362 of the Bankruptcy Code and with such exceptions that, individually and in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect: (i) all of the Purchased Contracts are in full force and effect and are valid and binding on and enforceable against Seller in accordance with their terms and, to the Knowledge of Seller, on and against the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) Seller is not, and to the Knowledge of Seller, no other party to any Purchased Contract, in breach of, or default under, any Purchased Contract; (iii) Seller has not waived any right under any Purchased Contract; (iv) no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach of, or default under, any Purchased

Contract; (v) there are no unresolved disputes under any of the Purchased Contracts; and (vi) Seller has not given to or received from any other Person, any notice or other written communication regarding any actual, alleged, possible or potential violation or breach or, or default under, any Purchased Contract.
5.12    Employee Benefits.
(a)    Schedule 5.12 lists all "employee benefit plans" (as defined in Section 3(3) of ERISA) and all other plans, policies, arrangements or Contracts (other than governmental plans), including, without limitation, equity, bonus, incentive compensation, deferred compensation, change in control, pension, welfare benefit, severance, sick leave, vacation pay, salary continuation, disability, life insurance, and educational assistance plans, policies, arrangements or Contracts as to which Seller and its Affiliates have any Liability for current or former employees of Seller (the "Employee Benefit Plans").
(b)    True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans have prior to the date of this Agreement been made available to Purchaser in the Dataroom: (i) any plan and related trust documents, and all amendments thereto; (ii) the most recent Form 5500 and schedules thereto; (iii) the most recent financial statement and actuarial valuation; (iv) the most recent IRS determination letter; and (v) the most recent summary plan description (including letters or other documents updating such description).
(c)    None of the Employee Benefit Plans is or has been a "multiemployer plan" (as defined in Section 3(37) of ERISA) or is or has been subject to Sections 4063 or 4064 of ERISA, or is or has been subject to Section 412 of the Code or Title IV of ERISA, and Seller has no Liability under any such plan, including, but not limited to, any plan previously maintained or contributed to by Seller or any plan currently or previously maintained or contributed to by a Person treated as a single employer with Seller under Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate").
(d)    Each of the Employee Benefit Plans intended to qualify under Section 401 of the Code has been determined by the IRS to be so qualified and, to the Knowledge of Seller, nothing has occurred with respect to the operation of any such plan which could reasonably be expected to result in the revocation of such favorable determination.
(e)    Seller has never been controlled by or under common control with a Person, including any ERISA Affiliate, that has maintained, sponsored or contributed to a plan that provides benefits or compensation to employees in the United States.
(f)    Each Employee Benefit Plan is and has been in all material respects operated and administered in accordance with its terms and all applicable Laws.
(g)    No Employee Benefit Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of either Company, other than continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA. Schedule 5.12(g) lists the former employees of Seller or any of its predecessors and the “qualified beneficiaries”

of any current or former employees of Seller or any of its predecessors who, as of the date of this Agreement, are receiving or eligible for benefits under such sections of the Code or ERISA.
(h)    There are no Legal Proceedings with respect to any Employee Benefit Plan pending, or to the Knowledge of Seller, threatened, that are reasonably expected to give rise to a material Liability. There is currently no audit or, to the Knowledge of Seller, investigation by any Governmental Body or any claim (other than routine claims for benefits in the Ordinary Course of Business) or Legal Proceeding against or involving any Employee Benefit Plan.
(i)    No event has occurred and no condition exists with respect to any Employee Benefit Plan or any other employee benefit plan or arrangement currently or previously maintained or contributed to by Seller, any of its Affiliates, or any of their respective ERISA Affiliates, that could subject Purchaser, or any of its Affiliates or their respective officers, directors, employees or agents, directly or indirectly, to any Tax, penalty, fine or other Liability or that could result in the imposition of any Lien.
(j)    All material contributions and premium payments required to have been paid under or with respect to any Employee Benefit Plan have been timely paid.
(k)    (x) No Employee Benefit Plan is (i) subject to Section 430 of the Code or Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) subject to Sections 4063 or 4064 of ERISA, or (iii) a multiemployer plan within the meaning of Section 3(37) of ERISA, and (y) Seller has no obligation to contribute, and otherwise has no Liability with respect to, any such plans previously maintained or contributed to by Seller.
5.13    Labor.
(a)    Schedule 5.13(a) sets forth a list of each currently effective labor or collective bargaining agreement, works council or similar agreement to which Seller is a party or by which Seller or any of its properties or assets is bound or otherwise subject (the "Collective Bargaining Agreements").
(b)    There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Seller, threatened against or involving Seller, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any employee or group of employees of Seller.
(c)    Schedule 5.13(c) lists each Employee as of the date of this Agreement, including for each such Employee his or her (i) name, (ii) date of birth, (iii) job title, (iv) status as a full-time, part-time or temporary employee, consultant, independent contractor or leased employee, (v) base salary or wage rate, (vi) 2012 bonus, (vii) date of hire, (viii) direct supervisor, and (ix) work location. Schedule 5.13(c) also lists as of the date of this Agreement each Employee who is not actively at work for any reason other than vacation and the reason for such absence. Except for one sales representative located in Canada, no individual who performs services for Seller is a leased employee or is domiciled outside of the United States.

(d)    Seller has, in good faith, properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Employee Benefit Plan) all Persons who have performed services for or on behalf of Seller and has properly withheld and paid all applicable Taxes and makes appropriate filings in connection with services provided by such Persons to Seller in accordance with such classifications.
5.14    Litigation. Except (a) as set forth on Schedule 5.14 and (b) the Bankruptcy Case, (i) there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller before any Governmental Body, other than ordinary course Legal Proceedings, and (ii) Seller is not subject to any Order.
5.15    Compliance with Laws; Permits.
(a)    Seller is in compliance in all material respects with all Laws. Seller has not received any written notice, to Seller's Knowledge, any other notice, of or been charged with the violation in any material respects of any Laws.
(b)    Schedule 5.15(b) lists all Permits held by Seller that relate to the Purchased Assets. Seller has obtained all Permits required under all applicable Laws necessary to operate the Purchased Assets. Seller is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit related to the Purchased Assets.
5.16    Environmental Matters. To the extent any of the representations and warranties contained in this Section 5.16 are expressly covered by, and substantively identical to, another representation and warranty contained in Article V, then such other representation and warranty shall not be deemed breached by Seller if the applicable representation and warranty set forth in this Section 5.16 is not breached by Seller.
(a)    With such exceptions as, individually and in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect or as set forth on Schedule 5.16(a), with respect to the Purchased Assets and the Leased Locations:
(i)    Seller is in compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws;
(ii)    Seller has obtained all Permits required under all applicable Environmental Laws necessary to operate the Purchased Assets;
(iii)    Seller is not the subject of any outstanding Order or Contract with any Governmental Body respecting Environmental Laws, including any Remedial Action or any Release or threatened Release of a Hazardous Material;
(iv)    Seller has not received any written communication alleging either or both that (i) Seller may be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law, or (ii) Seller may have any liability under any Environmental Law; and

(v)    to the Knowledge of Seller, there are no investigations pending or threatened which would reasonably be expected to result in the imposition of any material liability pursuant to any Environmental Law.
(b)    Seller has, prior to the date of this Agreement, provided to Purchaser in the Dataroom true, correct and complete copies of all reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of Seller or any of its Affiliates, pertaining to the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials at, in, on or under any of the Leased Locations.
5.17    Suppliers and Customers. Schedule 5.17-1 lists the names and addresses of the ten largest customers and ten largest suppliers of products and/or services for the Business (indicating approximate dollar value for each (based on invoice price)) during the fiscal years ended December 31, 2011 and 2012 and the six months ended June 30, 2013. To the Knowledge of Seller, except as set forth on Schedule 2.12-2: (a) no event, occurrence or fact has occurred or is likely to occur which threatens to adversely and materially affect Seller's arrangements with such customers, suppliers and vendors; and (b) no event, occurrence, or fact has occurred or is likely to occur which would lead it to believe that any of such customers, suppliers or vendors will not continue to supply the current level and type of materials, supplies, merchandise, services and other goods currently being provided to Seller on similar terms and conditions.
5.18    Investment Representations.
(a)    Seller has sufficient knowledge and experience in financial, tax and business matters to enable it to utilize the information made available to it in connection with the sale of the Common Stock Shares to it pursuant hereto, to evaluate the merits and risks of an investment in the Common Stock Shares and to make an informed investment decision with respect to an investment in the Common Stock Shares.
(b)    Seller will not sell or otherwise transfer the Common Stock Shares without registration under the Securities Act and applicable state securities laws or an applicable exemption therefrom. Seller acknowledges that neither the offer nor sale of the Common Stock Shares has been registered under the Securities Act or under the securities laws of any state. Seller is an “accredited investor,” as such term is defined in Rule 501 of Regulation D under the Securities Act and is not acquiring the Common Stock Shares with a view toward resale or distribution in violation of the Securities Act. Seller is aware that (i) the Common Stock Shares are not currently eligible for sale in reliance upon Rule 144 promulgated under the Securities Act and (ii) neither Issuer nor Purchaser has any obligation to register the Common Stock Shares. To the foregoing effects, Seller agrees that the certificates representing the Common Stock Shares shall bear the legend set forth on Schedule 4.3(g).
(c)    Seller does not, directly or through any Affiliates or subsidiaries, own any Common Stock, other than the Common Stock Shares issuable or issued to Seller hereunder.

5.19    Absence of Certain Changes. Except for the commencement of the Bankruptcy case or as set forth on Schedule 5.19, since the Balance Sheet Date, Seller has conducted the Business only in the Ordinary Course of Business and:
(a)    there has been no circumstance, state of facts or matters, change, event, occurrence, action or omission that, individually or in the aggregate, has, or would be reasonably likely to have, a Material Adverse Effect; and
(b)    Seller has not taken any action that it is prohibited from taking after the date of this Agreement pursuant to Section 8.2.
5.20    No Subsidiaries and Parent’s Assets. Seller has no subsidiaries or investments in any other Person. Other than the outstanding common stock of Seller, Holdings does not own any material assets that relate to the Business.
5.21    Financial Advisors. Except for PricewaterhouseCoopers LLP, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the Transactions, and no Person is entitled to any fee or commission or like payment from Purchaser in respect thereof (it being understood that the fees and commissions due to PricewaterhouseCoopers LLP are the responsibility of Seller and not Purchaser).
5.22    No Other Representations or Warranties; Schedules.
(a)    NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, SELLER ACKNOWLEDGES AND AGREES THAT, EXCEPT IN THE CASE OF FRAUD, PURCHASER AND ISSUER ARE NOT MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN BY PURCHASER AND ISSUER IN ARTICLE VI. EXCEPT IN THE CASE OF FRAUD, ANY CLAIMS SELLER MAY HAVE FOR BREACH OF REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF PURCHASER AND ISSUER, AS APPLICABLE, SET FORTH IN ARTICLE VI. SELLER FURTHER REPRESENTS THAT NEITHER PURCHASER, ISSUER NOR ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING PURCHASER, ISSUER OR THE TRANSACTIONS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, AND, EXCEPT IN THE CASE OF FRAUD, PURCHASER AND ISSUER HAVE NOT, NOR WILL ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON HAVE OR BE SUBJECT TO ANY LIABILITY TO SELLER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO SELLER OR ITS REPRESENTATIVES OR SELLER'S USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION DISTRIBUTED ON BEHALF OF PURCHASER OR ISSUER RELATING TO PURCHASER OR ISSUER OR OTHER PUBLICATIONS OR INFORMATION PROVIDED TO SELLER OR ITS REPRESENTATIVES, OR ANY OTHER DOCUMENT OR INFORMATION IN ANY FORM PROVIDED TO SELLER OR ITS REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS. SELLER ACKNOWLEDGES THAT IT HAS CONDUCTED TO

ITS SATISFACTION, ITS OWN INDEPENDENT INVESTIGATION OF PURCHASER AND ISSUER AND, IN MAKING THE DETERMINATION TO PROCEED WITH THE TRANSACTIONS, SELLER HAS RELIED ON THE REPRESENTATIONS AND WARRANTIES IN ARTICLE VI AND THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION.
(b)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS QUALIFIED, TO THE EXTENT PERMITTED BY SECTION 8.9, BY THE SCHEDULES), OR IN THE CASE OF FRAUD, SELLER DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE TRANSACTIONS, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, ANY AFFILIATE OF SELLER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS QUALIFIED, TO THE EXTENT PERMITTED BY SECTION 8.9, BY THE SCHEDULES) OR IN THE CASE OF FRAUD, SELLER (I) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE CONDITION OF THE PURCHASED ASSETS (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) AND (II) DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES). SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OR THE PURCHASED ASSETS. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE SHALL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED OR IS MATERIAL OR THAT SUCH MATTER WOULD BE REASONABLY LIKELY TO RESULT IN A MATERIAL ADVERSE EFFECT.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller with respect to the provisions of this Article VI that relate to Purchaser, and Issuer hereby represents and warrants to Seller with respect to the provisions of this Article VI that relate to Issuer, that:
6.1    Organization and Good Standing. Purchaser is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Issuer is a Colorado corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Articles of Incorporation of Issuer, as presently in effect, have been provided to Seller prior to the execution and delivery of this Agreement and have not been amended or otherwise modified and remain in full force and effect. The Certificate of Designations of Series A Junior Participating Preferred Stock of Issuer attached to the Form 8-K of Issuer filed with the Commission on April 21, 2005 and the Bylaws of Issuer attached to the Form 8-K of Issuer filed with the Commission on April 18, 2005 have not been amended or otherwise modified and remain in full force and effect.
6.2    Authorization of Agreement.
(a)    Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation by Purchaser of the Transactions (together with this Agreement, the "Purchaser Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the other Purchaser Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on behalf of Purchaser, and no other approval on the part of Purchaser or any holder of its equity is required. This Agreement has been, and each of the other Purchaser Documents to which Purchaser is a party will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto and the entry of the Sale Order) this Agreement constitutes, and each other Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b)    Issuer has all requisite corporate power and authority to execute and deliver this Agreement and each other Purchaser Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Issuer of this Agreement and the other Purchaser Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on behalf of Issuer, and no other approval on the part of Issuer or any holder of its equity is required. This Agreement has been, and each of the other Purchaser Documents to which Issuer is a party will be at or prior to the Closing, duly executed and delivered by Issuer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto and the entry of the Sale Order) this Agreement constitutes, and each other Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Issuer, enforceable against Issuer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
6.3    Conflicts; Consents of Third Parties.
(a)    None of the execution and delivery by Purchaser or Issuer of this Agreement or the other Purchaser Documents, the performance by Purchaser and Issuer of its obligations hereunder or thereunder or the consummation by Purchaser and Issuer of the transactions contemplated hereby or thereby do or will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Purchaser or Issuer, as applicable; (ii) subject to entry of the Sale Order and with such exceptions as, individually and in the aggregate, do not have, and are not reasonably likely to have, a Purchaser Material Adverse Effect, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, give rise to any right to accelerate, terminate, modify or cancel, or require any notice, consent, authorization, approval or waiver under, or result in any other adverse consequence under, any Contract or Permit to which Purchaser or Issuer is a party or by which Purchaser, Issuer or any of Purchaser's or Issuer's properties or assets is bound or otherwise subject; (iii) subject to entry of the Sale Order and such consents, approvals, notices and waivers which have been obtained or made prior to the date of this Agreement, violate or breach the terms of or cause any default under any Order of any Governmental Body applicable to Purchaser, Issuer or any of Purchaser's or Issuer's properties or assets; (iv) subject to entry of the Sale Order and assuming the representations and warranties in the Letter Agreements and the representations of Seller in Section 5.18 are true and correct, violate or breach the terms of or cause any default under any applicable Law; or (v) with the passage of time, the giving of notice or the taking of any action by another Person, have any of the effects described in clauses (i) through (iv) of this Section 6.3(a).
(b)    Subject to the entry of the Sale Order, such consents, approvals, notices and waivers which have been obtained or made prior to the date of this Agreement, and assuming the representations and warranties in the Letter Agreements and the representations of Seller in Section 5.18 are true and correct, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser or Issuer in connection with the execution and delivery by Purchaser or Issuer of this Agreement or any of the other Purchaser Documents, the performance by Purchaser with any of its obligations hereunder or thereunder, the consummation by Purchaser and Issuer of the transactions contemplated hereby or thereby or the taking by Purchaser or Issuer of any other action contemplated hereby or thereby, or for Purchaser to operate the Purchased Assets, except for the entry of the Sale Order, the application to the New York Stock Exchange relating to the Common Stock Shares hereunder and filings, if any, pursuant to the Exchange Act.
6.4    Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser or Issuer, threatened against Purchaser or Issuer, or to which Purchaser or Issuer is otherwise a party before any Governmental Body, which, individually and in the aggregate, have not had and are not reasonably likely to have be expected to have a Purchaser Material Adverse Effect. Neither

Purchaser nor Issuer is subject to any Order except for those that individually and in the aggregate, have not had and are not reasonably likely to have a Purchaser Material Adverse Effect.
6.5    Financial Advisors. Except for Macquarie Group Limited, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the Transactions, and no Person is entitled to any fee or commission or like payment from Seller in respect thereof (it being understood that the fees and commissions due to Macquarie Group Limited are the responsibility of Purchaser and not Seller).
6.6    Financial Capability. Purchaser (a) at the Closing will have, sufficient funds available to pay the Cash Purchase Price and any expenses incurred by Purchaser in connection with the Transactions, and (b) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder.
6.7    Common Stock Shares.
(a)    The Common Stock Shares: (i) have been duly authorized for issuance by all necessary corporate action on the part of Issuer in accordance with its certificate of incorporation, bylaws and applicable Law; and (ii) when paid for and delivered at the Closing in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.
(b)    The Common Stock Shares to be delivered at the Closing pursuant to Section 4.3(g) will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under applicable federal or state securities laws and subject to the provisions of this Agreement and the Letter Agreements.
(c)    Issuer’s Common Stock is listed on the New York Stock Exchange, and Issuer has not received any written notice of delisting from such exchange.
6.8    Periodic Reports. Issuer’s forms, registration statements, reports, schedules and statements required to be filed by it since June 30, 2012 under the Exchange Act or the Securities Act (all such documents filed prior to the date hereof, collectively the “Issuer SEC Documents”) have been filed with the Commission on a timely basis giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act). The Issuer SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent Issuer SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.
6.9    Condition of the Business.

(a)    NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT IN THE CASE OF FRAUD, SELLER IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN BY SELLER IN ARTICLE V (AS QUALIFIED, TO THE EXTENT PERMITTED BY SECTION 8.9, BY THE SCHEDULES), AND PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V, THE PURCHASED ASSETS ARE BEING TRANSFERRED ON AN "AS IS," "WHERE IS" AND "WITH ALL FAULTS" BASIS AND WITHOUT REPRESENTATIONS, WARRANTIES OR GUARANTEES, EXPRESSLY IMPLIED OR STATUTORY, WRITTEN OR ORAL, OF ANY KIND, NATURE OR DESCRIPTION, BY SELLER, ITS AGENTS, ITS REPRESENTATIVES OR ITS ESTATES. EXCEPT IN THE CASE OF FRAUD, ANY CLAIMS PURCHASER MAY HAVE FOR BREACH OF REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE V (AS QUALIFIED, TO THE EXTENT PERMITTED BY SECTION 8.9, BY THE SCHEDULES). PURCHASER FURTHER REPRESENTS THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLER, THE PURCHASED ASSETS, THE BUSINESS OR THE TRANSACTIONS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, AND, EXCEPT IN THE CASE OF FRAUD, SELLER HAS NOT, NOR WILL ANY OF ITS AFFILIATES OR ANY OTHER PERSON HAVE OR BE SUBJECT TO ANY LIABILITY TO PURCHASER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PURCHASER OR ITS REPRESENTATIVES OR PURCHASER'S USE OF, ANY SUCH INFORMATION, INCLUDING ANY CONFIDENTIAL MEMORANDA DISTRIBUTED ON BEHALF OF SELLER RELATING TO THE BUSINESS OR THE PURCHASED ASSETS OR OTHER PUBLICATIONS OR DATA ROOM INFORMATION PROVIDED TO PURCHASER OR ITS REPRESENTATIVES, OR ANY OTHER DOCUMENT OR INFORMATION IN ANY FORM PROVIDED TO PURCHASER OR ITS REPRESENTATIVES IN CONNECTION WITH THE SALE OF THE BUSINESS, THE PURCHASED ASSETS AND THE TRANSACTIONS. PURCHASER ACKNOWLEDGES THAT IT HAS CONDUCTED TO ITS SATISFACTION, ITS OWN INDEPENDENT INVESTIGATION OF THE BUSINESS AND THE PURCHASED ASSETS AND, IN MAKING THE DETERMINATION TO PROCEED WITH THE TRANSACTIONS, PURCHASER HAS RELIED ON THE REPRESENTATIONS AND WARRANTIES IN ARTICLE V AND THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION.
(b)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI, OR IN THE CASE OF FRAUD, PURCHASER AND ISSUER DO NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PURCHASER, ISSUER, OR THE TRANSACTIONS, AND PURCHASER AND ISSUER DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY PURCHASER, ISSUER, ANY AFFILIATE OF PURCHASER OR ISSUER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. PURCHASER AND ISSUER DO NOT

MAKE ANY REPRESENTATIONS OR WARRANTIES TO SELLER REGARDING THE PROBABLE SUCCESS OF CONSUMMATION OF THE TRANSACTION, ISSUER OR PURCHASER.
ARTICLE VII

BANKRUPTCY COURT MATTERS
7.1    Reserved.
7.2    Bankruptcy Court Filings. Seller will file the Sale Motion no less than three (3) Business Days after the date of this Agreement. After the Sale Motion is filed, Seller shall provide Purchaser copies of any additional filings to be made as far as advance as possible (but in no event less than twelve (12) hours) and will incorporate into such filing all reasonable comments provided by Purchaser prior to the filing thereof. Purchaser and Seller each agree that it will promptly take such actions as are reasonably necessary to obtain entry of the Sale Order approving this Agreement and authorizing the Transactions, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of (in the case of Purchaser) providing necessary assurances of performance by Purchaser under this Agreement, including providing a witness to testify on behalf of Purchaser in the Bankruptcy Court as to Purchaser's ability to pay the Purchase Price, and demonstrating that Purchaser is a "good faith" purchaser under Section 363(m) of the Bankruptcy Code. Purchaser shall consult with Seller prior to filing, joining in or otherwise supporting in any manner whatsoever any motion or other pleading relating to the sale of the Purchased Assets hereunder. In the event the entry of the Sale Order is appealed, Seller and Purchaser shall use their respective commercially reasonable efforts to defend such appeal and to oppose any request for a stay pending any such appeal.
ARTICLE VIII

COVENANTS
8.1    Access to Information. Seller agrees that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the Purchased Assets and such examination of the books and records of the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Seller to cooperate with Purchaser and Purchaser's representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Seller and its representatives and shall use their commercially reasonable efforts to minimize any disruption to the Business. Notwithstanding anything herein to the contrary, for the avoidance of doubt, the Transactions and the provisions of this Section are subject to the Confidentiality Agreement.

8.2    Operations of the Purchased Assets Pending the Closing.
(a)    Except (1) as set forth on Schedule 8.2(a), (2) as required by applicable Law or Order of the Bankruptcy Court, (3) as otherwise contemplated by this Agreement or (4) with the prior written consent of Purchaser, Seller shall:
(i)    operate the Purchased Assets only in the Ordinary Course of Business; and
(ii)    use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Purchased Assets, (B) preserve the present relationships with customers and suppliers of Seller that relate to the Purchased Assets, (C) keep available to Purchaser the services of all Employees who perform services for or on behalf of Seller to whom Purchaser is reasonably expected to make an offer to continue to provide services on behalf of the Business after the consummation of the Closing (as an employee, consultant, independent contractor, leased employee, intern or otherwise), (D) maintain the Purchased Assets in good operating condition and repair consistent with past practice, ordinary wear and tear excepted, and (E) continue in full force and effect without modification any existing policies or binders of insurance currently maintained by Seller.
(b)    Seller may pre-pay any items contemplated by the Approved Budget (as defined in the DIP Credit Agreement as in effect on the date of this Agreement and attached hereto as Schedule 8.2(b)) and that are allowed to be pre-paid by the DIP Credit Agreement.
(c)    Except (1) as set forth on Schedule 8.2, (2) as required by applicable Law or Order of the Bankruptcy Court, (3) as otherwise contemplated by this Agreement or (4) with the prior written consent of Purchaser, Seller shall not:
(i)    (A) increase the annual level of compensation of any Employee, (B) grant any additional compensation to any Employee, (C) increase the coverage or benefits available under any Employee Benefit Plan or (D) enter into any employment, deferred compensation, severance or similar Contract (or amend any such Contract) to which Seller is a party with an Employee;
(ii)    subject any of the Purchased Assets to any Lien, except for Permitted Exceptions and any Lien securing any debtor in possession loan facility;
(iii)    except in the Ordinary Course of Business, acquire any properties or assets that would be Purchased Assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets (except for the purpose of disposing of obsolete or worthless assets);
(iv)    cancel or compromise any material Indebtedness or claim or waive or release any material right of Seller, in each case, that constitutes a Purchased Asset;
(v)    incur, or enter into any commitment to incur, capital expenditures;

(vi)    enter into, modify or terminate any labor or collective bargaining agreement other than, if Purchaser will not be liable thereunder or required to assume, such agreements, (A) in the Ordinary Course of Business, (B) as required by any such labor or collective bargaining agreement, or (C) modifications which are consistent with current or past practices of Seller;
(vii)    amend, modify or terminate, or waive of any rights under, any Material Contract or enter into any Contract that would be a Material Contract if it had been entered into on or prior to the date of this Agreement other than sale orders entered into in the Ordinary Course of Business that do not require aggregate expenditures by either party thereto in excess of $500,000;
(viii)    change or modify the accounting of the Business, except as required by GAAP or a change in Law;
(ix)    change or modify any of the following: (i) billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges that relate to the Business; or (ii) policies, procedures and practices with respect to the provision of discounts, rebates or allowances that relate to the Business;
(x)    agree to do, authorize, approve, commit to do or take any action in furtherance of anything prohibited by this Section 8.2.
8.3    Consents. Seller shall use its commercially reasonable efforts, and Purchaser shall cooperate with Seller, to obtain at the earliest practicable date all consents and approvals required to consummate the Transactions, including the consents and approvals referred to in Section 5.3(b); provided, however, that neither Seller nor Purchaser shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or Legal Proceedings to obtain any such consent or approval, and Buyer shall not be required to incur any Liability in complying with its obligations under this Section 8.3.
8.4    Regulatory Approvals.
(a)    If the Parties determine that any filing or submission to any Governmental Body is required with respect to the transactions contemplated by this Agreement, then Seller and Purchaser shall use commercially reasonable efforts to make such filing or submission and cooperate in all respects with each other in connection therewith, including, without limitation, furnishing to the other Party such necessary information and reasonable assistance as the other Party may request in connection with its preparation of such filing or submission. In addition, Seller and Purchaser agree to supply as promptly as reasonably practicable any information and documentary material that may be reasonably requested by any Governmental Body with respect to the transactions contemplated by this Agreement.
(b)    Each of Seller and Purchaser shall promptly notify the other of any correspondence or contact with any other Governmental Body and except as may be prohibited by any Governmental Body or by any applicable Law, or as necessary to preserve any applicable legal privilege, shall furnish to the other (if necessary or advisable, on an outside counsel basis) all such information.
8.5    Further Assurances. Seller and Purchaser shall use their commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the Transactions and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions; provided, however, that Purchaser shall not be obligated to pay any consideration to third parties or to incur any Liability in complying with its obligations under this Section 8.5. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement will require or obligate Purchaser or any of its Affiliates to (and in no event shall any representation, warranty, covenant or other agreement of Purchaser contained in this Agreement be breached or deemed breached in the event Purchaser or its Affiliates shall fail to) (x) agree to or otherwise become subject to any limitations on (1) the right of Purchaser or its Affiliates to effectively to control or operate its business (including the Business) or assets (including the Purchased Assets), (2) the right of Purchaser to acquire the Purchased Assets, or (3) the right of Purchaser to exercise full rights of ownership of its business (including the Business) or assets (including the Purchased Assets), (y) agree or be required to sell or otherwise dispose of, hold (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Purchaser or any of its Affiliates or the Business or any of the Purchased Assets, or (z) otherwise take any steps to avoid or eliminate any impediment that may be asserted under any Law governing competition, monopolies or restricted trade practices. Nothing contained in this Section 8.5 is intended to limit or restrict the ability of Seller to operate the Business and Purchased Assets prior to the Closing Date so long as there are no restrictions or limitations placed on the Business or the Purchased Assets that would be applicable after Closing.
8.6    Confidentiality. Purchaser acknowledges that the Evaluation Information (as defined in the Confidentiality Agreement) provided to it in connection with this Agreement, including under Section 8.1, and the consummation of the Transactions, is, until the consummation of the Closing, subject to the terms of the confidentiality agreement between Seller, Holdings and Purchaser dated May 24, 2013 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. The Parties agree that the Confidentiality Agreement shall not survive the consummation of the Closing, and that the obligations of the Parties thereunder shall terminate upon the consummation of the Closing and that the Parties shall have no further obligations thereunder.
8.7    Preservation of Records.
(a)    Each of Seller and Purchaser agree to preserve and keep the records, or in the case of Seller, arrange for the preservation and keeping of the records, held by it or their Affiliates relating to the Purchased Assets for a period of six (6) years from the Closing Date, and shall make such records and personnel available to the other Party and the GUC Trust as may be reasonably required by such Party or the GUC Trust in connection with, among other things, any insurance claims, Legal Proceedings or Tax audits against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser or the GUC Trust to comply with its obligations under this Agreement or the GUC Trust Agreement, as applicable and each other agreement, document or instrument contemplated hereby or thereby.

(b)    Notwithstanding Section 8.7(a), in the event Seller or Purchaser wishes to destroy records subject to the preservation requirements of Section 8.7(a), such Party (the "Noticing Party") shall be entitled to destroy such records by (i) giving ninety (90) days prior written notice (the "Original Notice") to the other Party and the GUC Trust and such other Party and the GUC Trust shall have the right at its option and expense, upon prior written notice given to the Noticing Party within such ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of the Original Notice, or (ii) seeking and obtaining an order of the Bankruptcy Court approving the destruction of such records and complying with such order of the Bankruptcy Court.
8.8    Publicity. Prior to consummation of the Closing, neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed, unless, in the judgment of Purchaser or Seller, disclosure is otherwise required by applicable Law, the rules of any securities exchange where the securities of a Party or its Affiliates are listed for trading or by order of the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement (it being understood that, in the event, in the judgment of a Party, disclosure is otherwise required, the Party making such disclosure need not obtain the approval of the other Party); provided, however, that the Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law or Order of the Bankruptcy Court to consult with the other Party (Seller, in the case of approval from Seller) with respect to the text thereof.
8.9    Schedules. The exceptions to the representations and warranties of Seller are set forth on the Schedules. Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to Dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Each Section number reference in any Schedule corresponds to a Section of this Agreement to which the disclosure or disclosures contained in such Section relates. While cross-references to other Schedules are made where appropriate, the information contained in a Schedule shall be deemed to be incorporated by reference in other applicable Schedules only if the applicability of such information to such other Schedules is reasonably apparent on its face. Purchaser and Seller shall have the right to supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement. No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Sections 10.1(a)-10.1(c).
8.10    Lock-Up and Standstill.
(a)    For a period of six (6) months from the Closing Date, Seller shall not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or transfer (a “Disposition”) any Common Stock Shares issued to Seller at Closing, or any options or warrants to purchase any shares of such Common Stock Shares, or any securities convertible into, exchangeable for or that represent the right to receive such Common

Stock Shares, whether owned directly or indirectly by Seller (including holding as a custodian) or with respect to which Seller has beneficial ownership within the rules and regulations of the Commission. The foregoing restriction shall preclude Seller from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale, disposition or other transfer of Common Stock Shares issued to Seller at Closing even if such shares would be disposed of or transferred by someone other than Seller. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Common Stock Shares issued to Seller at Closing or with respect to any security that includes, relates to, or derives any significant part of its value from such shares. The foregoing restrictions shall not apply to any Disposition (i) pursuant to a transaction that has been approved in writing by Issuer, (ii) pursuant to a Tender Offer by a third party or other change of control transaction that is recommended by the Board of Directors of Issuer or (iii) pursuant to a merger, consolidation, or reorganization to which Issuer or any of its Affiliates is a party.
(b)    From and after the date of this Agreement and until the eighteen month anniversary of the date of Agreement (such period, the “Restricted Period”), Seller shall not and shall cause its controlled Affiliates not to, without the prior written consent of Issuer: (i) acquire, offer to acquire, or agree to acquire directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any securities of Issuer or any of its subsidiaries having the power generally to vote on the election of directors and other matters submitted to a vote of shareholders (“Voting Securities”), or of any successor to Issuer, or any assets of Issuer or any of its subsidiaries other than (A) the acquisition of the Common Stock Shares by Seller pursuant to or in connection with this Agreement and the holding of such shares or (B) the acquisition of Voting Securities pursuant to a stock split, share dividend, recapitalization or similar transaction with respect to Seller’s Common Stock Shares; (ii) seek representation on the Board of Directors of Issuer or initiate, propose or solicit any change in the composition or size of the Board of Directors or the number of terms of the directors; (iii) initiate, propose or solicit any material change in the business or corporate structure of Issuer or to its certificate of incorporation or bylaws or make any public statement with respect thereto; (iv) make any proposal, whether written or oral, to the Board of Directors of Issuer, or to any director, officer or agent of Issuer, or make any public announcement or proposal whatsoever with respect to a merger or other business combination, sale or transfer of assets, recapitalization, dividend, share repurchase, liquidation or other extraordinary corporate transaction with Issuer or any other transaction which could result in a change of control, solicit or encourage any other person to make any such statement or proposal, or take any action which would require Issuer to make a public announcement regarding the possibility of any transaction referred to in this subclause (iv) or similar transaction or advise, assist or encourage any other Persons in connection with the foregoing; (v) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission), or advise, encourage or knowingly induce any Person with respect to the voting of any Voting Securities of Issuer, initiate or propose any shareholder proposal or knowingly induce or attempt to induce any other Person to initiate any shareholder proposal, or execute any written consent with respect to Issuer; (vi) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act), in connection with any of the foregoing; (vii) tender Common Stock Shares that are “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) by

Seller or any of its controlled Affiliates to a third party which makes or intends to make an unsolicited acquisition proposal to Issuer or provide debt or other financing in connection with such unsolicited proposal; (viii) call or seek to call any special meeting of Issuer’s shareholders for any reason whatsoever; (ix) deposit any Voting Securities in a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities, other than this Section 8.10(b) or any arrangement or agreement entered into between Seller and any of its Affiliates so long as such securities are voted in accordance with the terms of Section 8.10(b); publicly request Issuer or the Board of Directors of Issuer to amend, modify or waive any provision of Section 8.10; make a public request to Issuer or any of its Affiliates (or its directors, officers, shareholders, employees or agents) to take any action in respect of the foregoing matters; (x) publicly disclose any intention, plan or arrangement inconsistent with the foregoing; or (xi) grant any proxy to a third party in respect of any shares of Common Stock Shares beneficially owned by Seller or any of its controlled Affiliates, other than to an Affiliate, so long as such Affiliate votes such Common Stock Shares in accordance with the terms of Section 8.10(b). Notwithstanding the foregoing, this Section 8.10(b) shall be of no force and effect upon (i) the consummation of a Change of Control Transaction that is recommended by the Board of Directors of Issuer or (ii) the commencement of any voluntary or involuntary bankruptcy, insolvency, dissolution or liquidation proceedings involving Issuer or Purchaser, and, in the case of any involuntary proceeding, a proceeding that has not been discharged within 90 days. In addition, in the event Issuer has entered into a definitive agreement with respect to a Change of Control Transaction, Seller shall be permitted to make one private communication to the Board of Directors of Cenveo with respect to such Change of Control Transaction and such communication shall not violate the terms of subclause (i), (ii), (iii) or (iv) of Section 8.10(b).
(c)    Until the termination of the Restricted Period, at any meeting of the shareholders of Issuer, however called, or at any adjournment or postponement thereof (a “Shareholders’ Meeting”), or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought by or from the shareholders of Issuer: (i) Seller shall use commercially reasonable efforts to appear at such Shareholders’ Meeting or otherwise cause all of the shares of Common Stock beneficially owned by Seller and its Affiliates on the record date for such Shareholders’ Meeting to be counted as present thereat for the purpose of establishing a quorum; and (ii) with respect to any matter upon which a vote, consent or other approval (including by written consent) is sought by or from the shareholders of Issuer (A) for the election or removal of directors of Issuer (or relating to procedures applicable to the election of directors), (B) relating to equity incentive plans or other employee or director compensation matters or (C) with respect to or in connection with any proxy or consent solicitation involving any proposal or offer (including without limitation any proposal or offer to shareholders of Issuer) not agreed to by Issuer, for a merger, consolidation, share exchange, business combination or similar transaction involving Issuer or any of its subsidiaries or to acquire in any manner, directly or indirectly, an equity interest in any Voting Securities of, or a substantial portion of the assets of, Issuer or any of its subsidiaries, then in all of the foregoing instances Seller shall use commercially reasonable efforts to vote and cause to be voted all of the Common Stock Shares in the manner recommended by the Board of Directors at any such Shareholders’ Meeting or under any such other circumstances upon which a vote, consent or other approval (including by written consent) is sought.

8.11    Post-Closing Periodic Reports. Until the earlier of (i) the nine-month anniversary date of the Closing; (ii) the date that Issuer ceases to be a reporting company under the Exchange Act; and (iii) the date on which all the Common Stock Shares have been sold or otherwise assigned or transferred by the Share Recipients, Issuer covenants and agrees it will use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of Issuer under the Exchange Act. In the event that any Share Recipient effects a sale, assignment or transfer of any Common Stock Shares pursuant to Rule 144 under the Securities Act, Issuer shall, or shall cause its transfer agent, to the extent permitted by applicable securities law, to promptly issue such Common Stock Shares to the purchaser, assignee or transferee, as the case may be, without any restrictive legend after receipt by Issuer of a legal opinion reasonably acceptable to Issuer confirming the ability of the applicable Share Recipient to sell such shares under Rule 144.
8.12    Common Stock Shares. The Common Stock Shares to be delivered at the Closing pursuant to Section 4.3(g) will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under applicable federal or state securities laws, including as contemplated hereby and by the Letter Agreements, and subject to the provisions of this Agreement and the Letter Agreements.
8.13    Hilco Transition Services. To enable Seller to fulfill its obligations under Section 10(e) of the Hilco Purchase Agreement, Purchaser hereby agrees to permit Hilco to use the office facility located at 3211 Internet Boulevard, Suite 200, Frisco, Texas (the "Frisco Facility"), for a period of thirty (30) days following the Closing Date. The Parties agree that Hilco's use of the Frisco Facility as provided in this Section 8.13 will only be in connection with Hilco exercising its rights in the Receivables and the Related Assets (each as defined in the Hilco Purchase Agreement as in effect on the date of this Agreement).
ARTICLE IX

EMPLOYEES AND EMPLOYEE BENEFITS
9.1    Employment.
(a)    Transferred Employees. No later than September 6, 2013, Purchaser shall provide Seller with a list of Employees (the “Employee List”) that Purchaser shall offer, or cause to be offered, employment effective as of the Closing Date who are actively at work on the Closing Date, on terms and conditions which are substantially equivalent, in the aggregate, to those Purchaser provides to Purchaser’s similarly situated new hires. The Employee List shall contain at least 1,400 Employees if there are 1,500 or more Employees employed by Seller on the date Purchaser provides the Employee List. If there are less than 1,500 Employees employed by Seller on such date, the Employee List shall contain a number of Employees equal to 90% of those employed. In the event Seller hires any individual as an employee after the date of this Agreement and prior to the Closing Date, it shall give Purchaser written notice thereof no less than five (5) Business Days prior to the Closing Date. Purchaser may, at its option, offer employment to such individual on terms and conditions which are substantially equivalent, in the aggregate, to those Purchaser provides to Purchaser’s similarly situated new hires. Any such Employees who accept Purchaser's offer of employment made under this Section 9.1(a) (including deemed acceptance by continuing to report to work following the Closing Date) are referred to herein as "Transferred Employees". Nothing contained in this Section 9.1(a) or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Transferred Employee by Purchaser or any change in the particular benefits made available to any individual Transferred Employee by Purchaser.
(b)    Standard Procedure. Pursuant to the "Standard Procedure" provided in Section 4 of Revenue Procedure 2004-53, 2004-2 CB 320, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W‑2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W‑2 for each such Transferred Employee with respect to the portion of the year during which such Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Seller or its Affiliates.
9.2    Employee Benefits.
(a)    For purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Purchaser providing benefits to Transferred Employees (the "Purchaser Plans"), Purchaser shall credit each Transferred Employee with his or her continuous service with Seller from his or her most recent date of hire with Seller through the Closing Date.
(b)    Purchaser shall be responsible for all Liabilities with respect to the accrued and unused vacation pay of Transferred Employees as of the Closing to the extent set forth in Schedule 9.2(b); provided that Seller shall, to the extent it will not impair the Business, encourage the Transferred Employees to use all accrued and unused vacation days prior to the Closing. Seller shall, on or before the Closing, pay the accrued and unpaid salary and wages of each Transferred Employee as of the Closing Date attributable to periods prior to the Closing Date.
ARTICLE X

CONDITIONS TO CLOSING
10.1    Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser and Issuer to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):
(a)    The representations and warranties of Seller set forth in Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), 5.3 (other than clause (a)(ii) or insofar as it relates to clause (a)(ii), clause (vi)) (Conflicts; Consents of Third Parties), 5.5 (No Undisclosed Liabilities), 5.18 (Investment Representations) and 5.19(a) (Absence of Certain Changes) shall have been true, correct and complete when made and as of the Closing Date, as though made on and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be so true, correct and complete as of such earlier date). The other representations and warranties of Seller set forth in Article V shall have been true, correct and complete (without giving effect to any limitation or qualification on any representation or warranty indicated by the words "Material Adverse Effect" or "material") when made and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be so true, correct and complete as of such earlier date), and except in each case where the failure of any such representations and warranties to be so true, correct and complete, individually and in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.
(b)    Seller shall have in all material respects performed and complied with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)    Seller shall have furnished to Purchaser a certificate dated the Closing Date and signed by an executive officer of Seller to the effect that the conditions precedent set forth in Sections 10.1(a) and (b) have been satisfied.
(d)    The Purchased Assets shall be free and clear of all Liens other than Permitted Exceptions.
(e)    (i) there shall not be any pending or threatened Legal Proceeding, whether by a Governmental Body or any other person or entity, seeking to enforce Section 7 of the Clayton Antitrust Act, 15 U.S.C § 18 or otherwise any law, regulation statute or act of any state concerning competition, antitrust, consumer protection, unfair competition, or trade practices, the result of which could permanently or temporarily enjoin the closing of the Transactions or otherwise reasonably be expected to limit or adversely affect Purchaser's ability effectively to exercise full rights of ownership of the Purchased Assets, (ii) none of the parties hereto or any of their Affiliates shall have received written notice from any Governmental Body of (A) its intention to institute any Legal Proceeding to restrain, enjoin or nullify this Agreement or the Transactions or to commence any investigation of, or into the consummation of, the Transactions, or (B) the actual commencement of such a Legal Proceeding, (iii) there shall not be any pending or threatened Legal Proceeding by any Governmental Body that could reasonably be expected to limit or adversely affect Purchaser's ability effectively to exercise full rights of ownership of the Purchased Assets, and (iv) no action shall have been taken, and no statute, rule, regulation or order shall have been promulgated or enacted by any Governmental Body, which would prevent or make illegal the consummation of the transactions contemplated hereby or thereby.
(f)    reserved.
(g)    No fewer than 75% of the Employees set forth on the Employee List who have received offers of employment from Purchaser prior to the Closing Date shall have accepted Purchaser's offer of employment.
(h)    Purchaser shall have received all consents from third parties required by Section 365 of the Bankruptcy Code in connection with this Agreement and the other Purchaser Documents and Seller Documents and the Transactions.

(i)    (i) No payment Default or Event of Default (each as defined in the DIP Credit Agreement as in effect on the date of this Agreement) shall have occurred since the date of this Agreement, (ii) the aggregate amount of outstanding Tranche A Loans (as defined in the DIP Credit Agreement and, in the case of such Tranche A Loans and the DIP Credit Agreement, as in effect on the date of this Agreement) shall not exceed $43,077,000 at the Closing Date, and (iii) at no time since the date of the DIP Credit Agreement shall Seller and Holdings have borrowed (in the aggregate) an outstanding amount in excess of the Tranche A Borrowing Base as of such time (it being understood that any amendment to the DIP Credit Agreement that results in a change in the values set forth in Section 10.1 shall result in a corresponding re-calculation of such values).
(j)    Seller’s gross accounts receivable balance (calculated in accordance with GAAP applied on a consistent basis with the methodologies used in the Approved Budget (as defined in the DIP Credit Agreement as in effect on the date of this Agreement) and gross of any unapplied cash), shall not be less than $39,000,000 and cannot exceed $45,000,000 at the Closing Date, and (a) at least sixty percent (60%) of the aggregate Cut-Off Date Claim Amount (as defined Hilco Purchase Agreement as in effect on the date of this Agreement) represents Current Accounts (as defined Hilco Purchase Agreement as in effect on the date of this Agreement); (b) at least fifteen percent (15%) of the aggregate Cut-Off Date Claim Amount (as defined Hilco Purchase Agreement as in effect on the date of this Agreement) represents Accounts (as defined Hilco Purchase Agreement as in effect on the date of this Agreement) which are at least one (1) day but not more than thirty (30) days past due; (c) not more than fifteen percent (15%) of the aggregate Cut-Off Date Claim Amount (as defined Hilco Purchase Agreement as in effect on the date of this Agreement) represents Accounts (as defined Hilco Purchase Agreement as in effect on the date of this Agreement) which are more than thirty (30) days past due, but not over sixty-one (61) days past due; and (d) not more than ten percent (10%) of the aggregate Cut-Off Date Claim Amount (as defined Hilco Purchase Agreement as in effect on the date of this Agreement) represents Accounts (as defined Hilco Purchase Agreement as in effect on the date of this Agreement) which are over sixty-one (61) days past due. Further, any unapplied cash in transit at Closing shall be provided to Hilco pursuant to the Hilco Purchase Agreement.
(k)    Seller’s gross inventory level (calculated in accordance with GAAP applied on a consistent basis with the methodologies used in the Approved Budget (as defined in the DIP Credit Agreement as in effect on the date of this Agreement)) shall not exceed $24,000,000 and cannot be less than $20,000,000, and the total of Plastic Suppliers’ inventory cannot exceed $75,000 at the Closing Date.
(l)    No breach of the Letter Agreements shall have occurred since the date of this Agreement and the representations and warranties contained in Section 7 therein shall be true and correct as of the Closing.
(m)    Seller shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2.
(n)    The consummation of the transactions contemplated by the Hilco Purchase Agreement shall have occurred or will be occurring simultaneously with the Closing.

(o)    The consummation of the transactions contemplated by the Inventory Purchase Agreement shall have occurred or will be occurring simultaneously with the Closing.
10.2    Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):
(a)    The representations and warranties of Purchaser set forth in Section 6.1 (Organization and Good Standing), 6.2 (Authorization of Agreement), 6.3 (other than clause (a)(ii) or insofar as it relates to clause (a)(ii), clause (vi)) (Conflicts; Consents of Third Parties) and Section 6.7 (Common Stock Shares) shall have been true, correct and complete when made and as of the Closing Date, as though made on and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be so true, correct and complete as of such earlier date). The other representations and warranties of Purchaser set forth in Article VI shall have been true, correct and complete (without giving effect to any limitation or qualification on any representation or warranty indicated by the words "Purchaser Material Adverse Effect" or "material") when made and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be so true, correct and complete as of such earlier date), and except in each case where the failure of any such representations and warranties to be so true, correct and complete, individually and in the aggregate, have not had and are not reasonably likely to have a Purchaser Material Adverse Effect.
(b)    Purchaser and Issuer shall have in all material respects performed and complied with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)    Purchaser and Issuer shall have furnished to Seller certificates dated the Closing Date and signed by an executive officer of Purchaser or Issuer, as applicable, to the effect that the conditions precedent set forth in Sections 10.2(a) and (b) have been satisfied.
(d)    Purchaser shall have delivered, or caused to be delivered, to Seller all of the items set forth in Section 4.3.
(e)    The consummation of the transactions contemplated by the Hilco Purchase Agreement shall have occurred or will be occurring simultaneously with the Closing.
(f)    The consummation of the transactions contemplated by the Inventory Purchase Agreement shall have occurred or will be occurring simultaneously with the Closing.
10.3    Conditions Precedent to Obligations of Purchaser and Seller. The respective obligations of Purchaser, Issuer, and Seller to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Seller in whole or in part to the extent permitted by applicable Law):
(a)    There shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions.
(b)    The Bankruptcy Court shall have entered the Sale Order and any stay period applicable to the Sale Order shall have expired or shall have been waived by the Bankruptcy Court.
(c)    The issuance of the Common Stock Shares to the Share Recipients shall comply with the provisions of Regulation D promulgated under the Securities Act applicable to a Private Placement.
10.4    Frustration of Closing Conditions. Neither Purchaser nor Seller nor Issuer may rely on the failure of any condition set forth in Sections 10.1, 10.2 or 10.3, as the case may be, if such failure was caused by such Party's failure to comply with any provision of this Agreement.
ARTICLE XI

NO SURVIVAL
11.1    No Survival of Representations and Warranties. The representations, warranties, covenants, obligations and agreements of the parties contained in this Agreement shall survive (and not be affected in any respect by) any investigation conducted by any Party or any information or knowledge any Party may have or receive. The Parties agree that the representations and warranties contained in this Agreement shall not survive the consummation of the Closing, and none of the Parties shall have any Liability to each other after the Closing for any breach thereof other than for fraud or intentional misrepresentation. The Parties agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing, and each Party shall be liable to the other after the Closing for any breach thereof.
ARTICLE XII

TAXES
12.1    Transfer Taxes. Purchaser and Seller shall each pay one-half of any sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges (including any real property transfer Taxes, UCC-3 filing fees, real estate, aircraft and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings, and including any interest and penalty thereon) payable in connection with the Transactions ("Transfer Taxes") (to the extent such Transfer Taxes are due and payable at the Closing, Purchaser and Seller shall each pay one-half thereof thereat; to the extent such Transfer Taxes become due and payable after the Closing, Purchaser and Seller shall each pay one-half thereof as the same shall become due and payable in accordance with the next sentence; provided, that if Seller does not pay due and payable Transfer Taxes on the Closing Date or place the amount of such Transfer Taxes in escrow, then Purchaser shall be permitted to set off against any amount that is due and payable by

Purchaser to Seller under this Agreement the amount of the Transfer Taxes that has not been paid or put in escrow and Purchaser shall remit such amount to the appropriate taxing authority on behalf of Seller). Seller shall prepare and file all Tax Returns required to be filed with respect to such Transfer Taxes unless otherwise required by applicable law. Promptly following the filing of any Tax Return in respect of Transfer Taxes, the filing party shall submit a copy of such Tax Return, together with a receipt or other evidence of payment, to the non-filing party, and the non-filing party will reimburse the filing party 50% of the amount reflected thereon within ten (10) days after receipt thereof. Seller and Purchaser shall reasonably cooperate and consult with each other prior to filing any Tax Returns in respect of Transfer Taxes. Seller and Purchaser shall cooperate and otherwise take commercially reasonable efforts to obtain any available exemptions (including any exemptions under Bankruptcy Code Section 1146 or otherwise) from, reductions of refunds for Transfer Taxes.
12.2    Tax Payments. All real property, personal property and similar ad valorem Taxes ("Property Taxes") levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller, on the one hand, and Purchaser, on the other hand, as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the "Pre-Closing Tax Period"), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the "Post-Closing Tax Period"). Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period and shall indemnify Purchaser, its Affiliates and each of their respective officers, directors, employees, shareholders, agents and representatives for such Property Taxes, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period and shall indemnify Seller, its Affiliates and each of their respective officers, directors, employees, shareholders, agents and representatives for such Property Taxes. Each of Seller, on the one hand, and Purchaser, on the other hand, shall provide reimbursement to the other Party as necessary to give effect to this Section 12.2.
12.3    Purchase Price Allocation (Federal Income Tax). Seller and Purchaser shall allocate the purchase price (including the Assumed Liabilities) among the Purchased Assets as specified in Schedule 12.3 and, in accordance with such allocation, Purchaser shall prepare and deliver to Seller copies of Form 8594 and any required exhibits thereto (the "Asset Acquisition Statement"). Purchaser shall prepare and deliver to Seller from time to time revised copies of the Asset Acquisition Statement (the "Revised Statements") so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any) consistent with the agreed upon allocation. The purchase price for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Purchaser to Seller, and all income Tax Returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation, except as provided by a change in applicable Tax Law or the good faith resolution of a Tax contest.
12.4    Cooperation. Seller, on the one hand, and Purchaser, on the other hand, will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a Liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings and other determinations by Tax Authorities.
ARTICLE XIII

MISCELLANEOUS
13.1    Expenses. Except as otherwise provided in this Agreement, Seller and Purchaser shall bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby; provided, however, that Purchaser shall be responsible for any governmental charges relating to UCC‑3 filing fees, FAA, ICC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings in connection with the Transactions.
13.2    Injunctive Relief. Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly (but subject to Section 3.2(c)), any Party shall be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. Except as provided in Section 3.2(c), the rights set forth in this Section 13.2 shall be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.
13.3    Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement (including the Exhibits and Schedules), or the negotiation, execution, termination, performance or nonperformance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State, without regard to any conflict of laws principles thereof.
13.4    Submission to Jurisdiction; Consent to Service of Process.
(a)    Without limiting any Party's right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court (and any applicable court thereof) shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 13.7; provided, however, that if the Bankruptcy Case has closed, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware sitting in New Castle County or the courts of the State of Delaware sitting in New Castle County and any appellate court from any thereof, for the resolution of any such claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 13.7.
13.5    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
13.6    Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits), the Confidentiality Agreement and the Escrow Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
13.7    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) (or, if sent by facsimile after normal business hours, on the next Business Day), (c) five (5) days after being deposited with the United States Post Office, by registered or certified mail, postage prepaid, (d) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), or (e) when sent by electronic mail (with acknowledgment received) (or, if sent by facsimile after normal business hours, on the next Business Day), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):
If to Seller, to:

NE Opco, Inc.
3211 Internet Blvd., Ste. 200
Frisco, Texas 75034
Attention: Brian Zollinger
Facsimile: 972-731-2763
email: BZollinger@natenv.com
With a copy (which shall not constitute notice) to:
Richards, Layton & Finger
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attention: John H. Knight
Facsimile: (302) 651-7701
email: knight@rlf.com
If to Purchaser, to:
c/o Cenveo, Inc.
One Canterbury Green
201 Broad Street
Stamford, Connecticut 06901
Attention: Joseph Burton, Executive Vice President
Facsimile: (203) 595-3070
email: joseph.burton@cenveo.com
With a copy (which shall not constitute notice) to:
c/o Cenveo, Inc.
One Canterbury Green
201 Broad Street
Stamford, Connecticut 06901
Attention: Ian R. Scheinmann, General Counsel
Facsimile: (267) 940-3000
email: ian.scheinmann@cenveo.com
and
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 1004-1482
Attention: Kenneth A. Lefkowitz
Facsimile: (212) 422-4726
email: lefkowit@hugheshubbard.com

13.8    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.
13.9    Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties (by Seller, in the case of a proposed assignment by Purchaser) and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and its rights and obligations hereunder to any of its Affiliates and may collaterally assign this Agreement and its rights hereunder to any of its financing sources. Upon any permitted assignment by Purchaser, as assignor, the references in this Agreement to Purchaser shall also apply to the assignee of Purchaser's rights or obligations unless the context otherwise requires. No assignment of any obligations hereunder shall relieve the Parties of any such obligations.
13.10    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, agent or equityholder of Seller or Holdings shall have any Liability for any Liabilities of Seller under this Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, and no past, present or future director, officer, employee, incorporator, member, partner, agent or equityholder of Purchaser or Issuer shall have any Liability for any Liabilities of Purchaser or Issuer under this Agreement or the Purchaser Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
13.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.
SELLER

NE OPCO, INC.

By:	/s/ James Pinto
Name: James Pinto Title: Chief Executive Officer
PURCHASER

CENVEO CORPORATION

By:	/s/ Rob Burton Jr.
Name: Rob Burton Jr. Title: President

ISSUER

CENVEO, INC.

By:	/s/ Rob Burton Jr.
Name: Rob Burton Jr. Title: President
The undersigned agrees to be bound by the provisions of the last sentence of Section 8.6 as though it were a party thereto and confirms that the Confidentiality Agreement will terminate upon consummation of the Closing.
NEV CREDIT HOLDINGS, INC.

By:	/s/ James Pinto
Name: James Pinto Title: President

Exhibit A

Bill of sale, Assignment and Assumption Agreement

This bill of sale, Assignment and Assumption Agreement (this “Agreement”) is made and entered into as of ______ 2013, by and among NE Opco, Inc., a Delaware corporation (“Assignor”), and Cenveo Corporation, a Delaware corporation (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated as of August [ ], 2013 (the “Purchase Agreement”), pursuant to which Assignee has purchased the Purchased Assets; and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign the Purchased Assets to Assignee, and Assignee has agreed to assume the Assumed Liabilities from Assignor, as set forth herein, and this Agreement is contemplated by Sections 4.2(a) and 4.3(b) of the Purchase Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.    Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2.    Assignment and Assumption. Effective as of ______:______ ______.m. (______ time) on ______, 2013, (i) Assignor hereby sells, transfers, assigns, conveys and delivers to Assignee the Purchased Assets, free and clear of all Liens, other than Permitted Exceptions, and assigns to Assignee the Assumed Liabilities, and (ii) Assignee hereby purchases, acquires and accepts the Purchased Assets, and assumes the Assumed Liabilities.

3.    Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to Assignor’s representations, warranties and covenants relating to the Purchased Assets and the Assumed Liabilities, are incorporated herein by this reference. Assignor acknowledges and agrees that the representations, warranties and covenants contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.    Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively transfer and assign to and vest in Assignee the Purchased Assets and Assumed Liabilities.

5.    Amendments. This Agreement may only be amended or modified by an instrument in writing signed by both Assignee and Assignor.

6.    Execution in Counterparts. This Agreement may be executed in counterparts, including by facsimile, .pdf or other electronic signature, each of which shall be deemed to be an original but which together shall constitute one and the same instrument.

7.    Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, termination, performance or nonperformance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State, without regard to any conflict of laws principles thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Bill of Sale, Assignment and Assumption Agreement as of the date first above written.

ASSIGNOR                    ASSIGNEE

NE Opco, Inc.                Cenveo Corporation

a Delaware corporation            a Delaware corporation

By: ______________________        By: _______________________

Its: ______________________        Its: ______________________

EXHIBIT B
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re NE OPCO, INC., et al., Debtors.	Chapter 11 Case No. 13-11483 (CSS) Jointly Administered Re: Docket No. _____

[PROPOSED] FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER AUTHORIZING (A) THE SALE OF SUBSTANTIALLY ALL OF THE DEBTOR’S ASSETS FREE AND CLEAR OF ALL LIENS, CLAIMS, ENCUMBRANCES, AND OTHER INTERESTS, (B) THE DEBTOR’S ENTRY INTO AND PERFORMANCE OF ITS OBLIGATIONS UNDER THE ASSET PURCHASE AGREEMENTS, (C) THE DEBTOR’S ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED LEASES AND (D) RELATED RELIEF
Upon the motion (the “Motion”) of the debtors and debtors-in-possession in the above-captioned cases (individually, the “NE Opco Debtor” and the “NEV Credit Debtor” and collectively, the “Debtors”), for the entry of an order (the “Order”) pursuant to sections 105(a), 363, and 365 of title 11 of the United States Code (the “Bankruptcy Code”), Rules 2002, 6004, 6006, 9014, and 9019 of the Federal Rules of Bankruptcy Procedure (as amended from time to time, the “Bankruptcy Rules”), and Rule 6004-1 of the Local Rules of Bankruptcy Practice and Procedure of the Bankruptcy Court for the District of Delaware (the “Local Rules”) (a) approving the sale of the Purchased Assets, (the “Sale Transactions”) pursuant to and as described in the Asset Purchase Agreements (individually, an “APA” and collectively, the “APAs”) among the NE Opco Debtor, Cenveo Inc. and Cenveo Corporation, dated [DATE] (the “Cenveo APA”), the NE Opco

Debtor and [Hilco], dated [DATE] (the “[Hilco] APA”), and the NE Opco Debtor and [Inventory Purchaser], dated [DATE] (the “[Inventory Purchaser] APA”) (each, a “Purchaser” and collectively, the “Purchasers”), free and clear of any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance (collectively, the “Liens and Claims”) other than the Permitted Exceptions, (b) authorizing the NE Opco Debtor’s entry into and performance of its obligations under each of the APAs, (c) authorizing the assumption and assignment of certain executory contracts and unexpired leases (the “Purchased Contracts”) identified by the Purchaser pursuant to the APAs, and (c) granting related relief; the Court having reviewed and considered (i) the Motion, (ii) the objections thereto, if any, and (iii) the hearing on the Motion and heard argument of counsel, as appropriate, and the Court after due deliberation having determined that the relief requested in the Motion is in the best interests of the Debtors, their estates, and their creditors; and good and sufficient cause having been shown;
IT IS HEREBY FOUND AND DETERMINED THAT
A.On June 10, 2013 the Debtors filed voluntary petitions under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Court”). The Debtors are authorized to continue to operate their businesses and to manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. By an order of the Court [Docket No. 30], the Debtors’ chapter 11 cases (collectively, the “Chapter 11 Cases”) have been consolidated for procedural purposes only and are being administered jointly.

B.The Court has jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334. Venue is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409. This is a core proceeding pursuant to 28 U.S.C. § 157(b).
C.The statutory predicates for the relief sought in the Motion and granted pursuant to this Order are Bankruptcy Code sections 105, 363, 365, as supplemented by Bankruptcy Rules 2002, 6004, and 6006 and Local Rule 6004-1.
D.This Order constitutes a final and appealable order within the meaning of 28 U.S.C. § 158(a). Consistent with Bankruptcy Rules 6004(h) and 6006(d), and to the extent necessary under Bankruptcy Rule 9014 and Rule 54(b) of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 7054, the Court finds that there is no just reason for delay in the implementation of this Order and that waiver of any applicable waiting period is appropriate, and expressly directs entry of judgment as set forth herein.
E.As evidenced by the affidavits of service filed with the Court and the representations on the record, proper, timely, adequate and sufficient notice of the hearing to approve (i) the sale of the Purchased Assets (the “Sale Hearing”), (ii) the assumption and/or assignment of the Purchased Contracts, and (iii) the issuance of shares of common stock of Cenveo Inc. in partial exchange for claims and as a portion of the purchase price for the Purchased Assets, in accordance with the Settlement Order, has been provided to all parties in interest in light of the circumstances of this case and applicable law, including without limitation, sections 102(1) and 363(b) of the Bankruptcy Code, Rules 2002, 6004, 6006, and 9014 of the Bankruptcy Rules, and requisite Local Rules. No other or further notice of the Motion, the Sale Hearing, the assumption and/or assignment of the Purchased Contracts or entry of this Order is required.
F.The Debtors thoroughly and fairly marketed the Purchased Assets prior to the filing of the Motion and conducted the related sale process in good faith. Potential purchasers had a full and fair opportunity to submit offers. Potential bidders executed nondisclosure agreements and submitted expressions of interest.
G.Each APA was negotiated in good faith and at arm’s length by the Purchasers and the Debtors, and entry into each APA represents a valid and sound exercise of the NE Opco Debtor’s business judgment. The NE Opco Debtor has articulated good and sufficient business reasons justifying the Sale Transactions. Such business reasons include, but are not limited to, the following: (i) the APAs and the closing thereon will present the best opportunity to realize the value of the Purchased Assets on a going concern basis and avoid decline and devaluation of the Purchased Assets; and (ii) unless the Sale Transactions and the other transactions contemplated by the APAs are concluded expeditiously, as provided for in the Motion and pursuant to the APAs, recoveries to creditors will be diminished.
H.The Purchaser Note is an arm’s length transaction negotiated in good faith and is an integral part of the Sale Transactions.
I.The Purchasers are not mere continuations of the Debtors or the Debtors’ estates, there is no continuity or common identity between the Purchasers and the Debtors, and there is no continuity of enterprise between the Purchasers and the Debtors. The Purchasers are not holding themselves out to the public as a continuation of the Debtors. The Purchasers are not successors to the Debtor or the Debtor’s estate and the

Sale Transactions and related transactions do not amount to a consolidation, merger or de facto merger of the Purchasers with or into the Debtor.
J.The sale of the Purchased Assets to the Purchasers is not being undertaken for the purpose of escaping liability for any of the Debtors’ debts or hindering, delaying or defrauding creditors under the Bankruptcy Code or under the laws of the United States, or any state, territory, or possession thereof or located therein, or the District of Columbia.
K.Each APA neither impermissibly restructures the rights of the Debtors’ creditors nor impermissibly dictates the terms of a chapter 11 plan for the Debtors and, therefore, does not constitute a sub rosa plan.
L.The Purchasers are not insiders of the Debtors as that term is defined in Section 101 of the Bankruptcy Code. No director or officer or other insider of the Debtors holds any interest in or is otherwise related to the Purchasers. As such, the Purchasers are good faith purchasers under section 363(m) of the Bankruptcy Code and are entitled to the protections afforded thereby.
M.The evidence demonstrates that the Purchasers are good faith purchasers for value and, as such, are entitled to all of the protections afforded under section 363(m) of the Bankruptcy Code and any other applicable or similar bankruptcy and non-bankruptcy law. Specifically, (i) the Purchasers recognized that the Debtors were free to deal with any other party interested in purchasing the Purchased Assets, (ii) all payments to be made by the Purchasers in connection with the Sale Transactions have been disclosed, (iii) no common identity of directors, officers, or controlling stockholders exists among the Purchasers and the Debtors, (iv) the negotiation of each of the APAs was at arm’s-length and in good faith, and at all times each of the Purchasers and Debtors were represented by competent counsel of their choosing, (v) the Purchasers did not induce or cause the chapter 11 filing of the Debtors, and (vi) the Purchasers have not acted in a collusive manner with any person.
N.Purchasers and their affiliates, successors and assigns are not “successor employers” of the Debtors’ employees as defined by 26 C.F.R. § 54.4980B-9, as a result of Purchasers’ acquisition of the Purchased Assets.
O.The consideration and terms and conditions provided by the Purchasers to the NE Opco Debtor for the Purchased Assets under the APAs are fair and reasonable and constitute fair consideration and reasonably equivalent value under the Bankruptcy Code and any applicable state law. Further, neither of the Debtors nor any Purchaser has engaged in any action or conduct that would justify or permit the APAs to be avoided under Section 365(n) of the Bankruptcy Code.
P.The Issuance of the Common Stock Shares to the Share Recipients complies with the provisions of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”).
Q.The Share Recipients are “accredited investors,” as such term is defined in Rule 501 of Regulation D under the Securities Act.
R.The Purchasers would not have entered into the APAs and would not consummate the transactions contemplated hereby, including, without limitation, the Sale Transactions and the assumption and assignment of the Purchased Contracts, (i) if the transfer of the Purchased Assets were not free and clear of every lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance (subject only to the Permitted Exceptions) or (ii) if the Purchasers would, or in the future could, be liable for any such Liens and Claims (other than the Permitted Exceptions) or any of the Excluded Liabilities. The Purchasers will not consummate the transactions contemplated by the APAs unless this Court expressly orders that none of the Purchasers, their affiliates, their present or contemplated members or shareholders, or the Purchased Assets will have any liability whatsoever with respect to, or be required to satisfy in any manner, whether at law or equity, or by payment, setoff, or otherwise, directly or indirectly, any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance (other than the Permitted Exceptions, with respect to the Purchased Assets), any Excluded Liability, or based on any taxes, successor, or transferee liability. Not transferring the Purchased Assets free and clear of all such Liens and Claims (subject only to the Permitted Exceptions), and of the Excluded Liabilities, would adversely impact the Debtors’ efforts to maximize the value of their estates; and such a transfer would be of substantially less benefit to the Debtors’ estates.
S.The Purchasers have (i) cured, or have provided adequate assurance of cure, of any pre-petition default under any of the Purchased Contracts, within the meaning of section 365(b)(1)(A) of the Bankruptcy Code, and (ii) provided compensation or adequate assurance of compensation to any party for any actual pecuniary loss to such party resulting from a pre-petition default under any of the Purchased Contracts within the meaning of section 365(b)(1)(B) of the Bankruptcy Code. The Purchasers have provided or will provide adequate assurance of future performance of and under the Purchased Contracts within the meaning of section 365(b)(1)(C) of the Bankruptcy Code.
T.The Debtors have (i) cured, or have provided adequate assurance of cure, of any post-petition default, if any, under any of the Purchased Contracts, within the meaning of section 365(b)(1)(A) of the Bankruptcy Code, and (ii) provided compensation or adequate assurance of compensation to any party for any actual pecuniary loss, if any, to such party resulting from a post-petition default under any of the Purchased Contracts within the meaning of section 365(b)(1)(B) of the Bankruptcy Code.
U.The sale of the Purchased Assets must be approved and consummated promptly in order to preserve the value of the Purchased Assets. Therefore, time is of the essence in consummating the Sale Transactions, and the Debtors and the Purchasers intend to close the Sale Transactions as soon as reasonably practicable.
V.The evidence proffered or adduced by the Debtors demonstrates compelling circumstances and a good, sufficient, and sound business purpose and justification for the immediate approval and consummation of the transaction contemplated by each of the APAs, including, without limitation, the Sale Transactions and the assumption and assignment of the Purchased Contracts. In addition, consummation of the Sale Transactions will prevent the continuing accrual of interest and fees to the DIP Lenders.
W.The Debtors have all right, title, and interest in the Purchased Assets required to transfer and convey the Purchased Assets as contemplated by the APAs.

X.Upon entry of this Order, the Debtors shall have full corporate power and authority to execute, deliver, and consummate the APAs.
Y.Approval of the APAs and consummation of the Sale Transaction at this time are in the best interests of the Debtors and their respective creditors, equity holders, and other parties in interest.
IT IS HEREBY ORDERED THAT
1.The Motion is GRANTED as set forth herein.
2.All objections and responses to the Motion that have not been overruled, withdrawn, waived, settled or resolved, and all reservations of rights included therein, are hereby overruled on the merits and denied.
3.The Purchasers’ offers for the Purchased Assets, as embodied in the APAs, constitute the highest and best terms for the sale of the Purchased Assets under the circumstances of these cases and are hereby approved.
4.The form of the APAs annexed hereto as Exhibit 1, Exhibit 2, and Exhibit 3 are hereby approved pursuant to section 363(b) of the Bankruptcy Code. The Debtors are authorized to consummate and perform all of their obligations under the APAs, including the execution of such other documents and instruments that may be reasonably necessary or desirable to implement the APAs and the taking of such other or further actions as are necessary or appropriate to assign, transfer, grant or convey to Purchasers all of the Purchased Assets as contemplated by the APAs.
5.The Purchaser Note and the terms thereof are hereby authorized and approved in their entirety.

6.The Debtors are authorized and directed to irrevocably assign, transfer, convey and deliver to International Paper Company (free and clear of any Liens and Claims) the Purchaser Note and all of the Debtor’s rights thereunder immediately upon the Closing of the Cenveo APA, pursuant to the terms of the Assignment between NE Opco Debtor (as assignor) and International Paper Company (as assignee), dated as of ___________  2013 (the “IP Assignment”) (Attached hereto as Exhibit 4).
7.The IP Assignment and terms thereof are hereby authorized and approved in their entirety and the Debtors are hereby authorized and directed, immediately upon the Closing of the Cenveo APA, to execute and deliver to International Paper Company the IP Assignment together with the original Purchaser Note.
8.The Debtors’ assignment, transfer, conveyance and delivery of the Purchaser Note to International Paper Company pursuant to the terms of the IP Assignment shall be free and clear of any Liens and Claims and shall not be subject to any Permitted Exceptions.
9.Pursuant to section 363(f) of the Bankruptcy Code, the Purchased Assets will be transferred to the Purchasers free and clear of any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance, other than the Permitted Exceptions, and free and clear of any Excluded Liability.
10.Pursuant to sections 105(a) and 363(b) of the Bankruptcy Code, the Sale Transactions by the Debtors to the Purchasers of the Purchased Assets and transactions related thereto, upon the closing under the APAs, are authorized and approved in all respects.
11.The Sale Transactions are free and clear of every lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance other than Permitted Exceptions, and the Excluded Liabilities, and all such liens, encumbrances, pledges, mortgages, deeds of trust, security interests, claims, leases, charges, options, rights of first refusal, easements, servitudes, proxies, voting trusts or agreements, transfer restrictions under any shareholder or similar agreement or encumbrances (other than Permitted Exceptions), if any (including, without limitations, such Liens and Claims in respect of post-petition financing, if any), and the Excluded Liabilities shall be released, terminated and discharged as to the Purchased Assets and, subject to the Settlement Order, shall be, and hereby are transferred and attached to the proceeds from the Sale Transactions in the order of their priority, with the same validity, force and effect such liens, encumbrances, pledges, mortgages, deeds of trust, security interests, claims, leases, charges, options, rights of first refusal, easements, servitudes, proxies, voting trusts or agreements, transfer restrictions under any shareholder or similar agreement or encumbrances (other than Permitted Exceptions) had against such Purchased Assets immediately prior to the Sale Transactions and subject to the rights, claims, defenses, and objections, if any, of the Debtors and all interested parties with respect to any such asserted liens, encumbrances, pledges, mortgages, deeds of trust, security interests, claims, leases, charges, options, rights of first refusal, easements, servitudes, proxies, voting trusts or agreements, transfer restrictions under any shareholder or similar agreement or encumbrances (other than Permitted Exceptions).
12.Except as expressly permitted by the APAs as to Assumed Liabilities, all persons and entities, including, but not limited to, the Debtors, all debt security holders, equity security holders, governmental, tax and regulatory authorities, lenders, trade creditors, contract counterparties, customers, landlords, licensors, employees, litigation claimants and other persons, holding any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance of any kind or nature whatsoever against or in the Debtors or the Debtors’ interests in the Purchased Assets (whether known or unknown, legal or equitable, matured or unmatured, contingent or noncontingent, liquidated or unliquidated, asserted or unasserted, whether arising prior to or subsequent to the commencement of these Chapter 11 Cases, whether imposed by agreement, understanding, law, equity or otherwise), arising under or out of, in connection with, or in any way relating to, the Debtors, the Purchased Assets, the operation of the Debtors’ businesses before the Closing or the transfer of the Debtors’ interests in the Purchased Assets to the Purchasers, including, without limitation, the holders of Excluded Liabilities, shall not assert, prosecute or otherwise pursue claims against the Purchasers, their property (including, without limitation, the Purchased Assets), their successors and assigns or affiliates, or interfere with the Purchasers’ title to, use, or enjoyment of the Purchased Assets.

13.Without limiting the generality of the foregoing, the Debtors, their estates and any successor of the Debtors shall be deemed to have unconditionally released the Purchasers and their officers, directors and affiliates from any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising in law, equity or otherwise, arising from or relating to, or involving the Excluded Liabilities, Purchased Assets, the sale thereof to the Purchasers or the Purchasers’ quiet use and enjoyment of the Purchased Assets that arose up to the date of the closing of the sale, with all such claims, obligations, rights, suits, damages, causes of action, remedies and liabilities attaching to the proceeds of the sale; provided, however, that the foregoing release shall not apply to any such claims, obligations, rights, suits, damages, causes of action, remedies and liabilities of the Debtors, their estates and any successors of the Debtors arising from or relating to a breach of the APAs by the Purchasers.
14.Neither the Purchasers nor their affiliates, successors or assigns shall, as a result of the consummation of the APAs: (i) be a successor to the Debtors or the Debtors’ estates; (ii) have, de facto or otherwise, merged or consolidated with or into the Debtors or the Debtors’ estates, or (iii) be a continuation or substantial continuation of the Debtors or any enterprise of the Debtors. Except for the Assumed Liabilities, Purchasers shall not assume, nor be deemed to assume, or in any way be responsible for any liability or obligation of any of the Debtors and/or their estates including, but not limited to, any bulk sales law, lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance. Except for the Assumed Liabilities, the transfer of the Purchased Assets to the Purchasers under the APAs shall not result in (i) the Purchasers or the Purchased Assets having any liability or responsibility for any Interest against the Debtors or against an insider of the Debtors, (ii) the Purchased Assets having any liability whatsoever with respect to or be required to satisfy in any manner, whether at law or in equity, whether by payment, setoff or otherwise, directly or indirectly, any Interest or Excluded Liability, or (iii) Purchaser or the Purchased Assets, having any liability or responsibility to Debtors.
15.Without limiting the generality of the foregoing, Purchasers and their affiliates, successors and assigns are not required to offer or provide any COBRA coverage to any former employee of the Debtors under any United States statute or treasury regulation, including, without limitation, 26 C.F.R. § 54.4980B-9, as a result of Purchasers’ acquisition of the Purchased Assets.
16.The issuance of the Common Stock Shares to the Share Recipients pursuant to the Cenveo APA is exempt from registration under the Securities Act or any similar federal, state, or local law in reliance on the exemption set forth in Regulation D promulgated under the Securities Act.
17.There shall be no payment accelerations, assignment fees, increases or any other fees charged to the Purchasers (or any of their designees) or the Debtors as a result of the assumption, assignment, and sale of the Purchased Contracts.
18.The Assumption Procedures described in the Motion relating to the Contracts and Leases are approved in their entirety, including, without limitation, the following procedures relating to the rejection or assumption and assignment of Leases:

The Assets Purchaser shall have until the date that is the earlier of ninety (90) days after the Closing Date or the expiration of the period provided for under section 365(d)(4) of the Bankruptcy Code (as such period may be extended in accordance with such section) (the “Lease Designation Deadline”) to make a determination whether to direct the Debtors to assume any Lease and assign such Lease to the Assets Purchaser. Should the Assets Purchaser direct the Debtors to assume and assign one or more Leases to the Assets Purchaser prior to the Lease Designation Deadline, the Debtors shall file a motion to assume and assign any such Lease pursuant and subject to section 365 of the Bankruptcy Code. Pending the rejection or assumption and assignment of any Lease, from and after the Closing Date through the effective date of such rejection or assumption and assignment, the Assets Purchaser shall be obligated to pay, and shall be liable for, any and all amounts arising under any such Lease, including any and all amounts accruing under any such Lease which have not yet come due as of the effective date of the rejection or assumption and assignment of such Lease; provided, however, that the Assets Purchaser shall not be liable for actual or pecuniary losses resulting from any breach of such Lease by the Debtors arising after the Petition Date, except for breaches which are caused by the Assets Purchaser.
19.Pursuant to section 365 of the Bankruptcy Code, the assignment and assumption of the Purchased Contracts, as identified in the APAs, by the Purchasers or designated affiliates of the Purchasers, is hereby authorized and approved in all respects. Each of the Debtors is hereby authorized in accordance with section 365 of the Bankruptcy Code to assume and assign to the Purchasers effective upon the Closing each of the Purchased Contracts, free and clear of every lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance other than the Permitted Exceptions. The assumption and assignment to the Purchasers or their designated affiliates is in the best interests of the Debtors and each of their creditors and estates and represents a prudent exercise of the Debtors’ business judgment.
20.The Cure Amounts to be paid by the Debtors with respect to certain Purchased Contracts, listed on Exhibit 5 hereto, are established at the amounts set forth therein. Debtors shall promptly pay all Cure Amounts after Closing, and the Purchasers and their affiliates shall have no liability for any other obligations under the Purchased Contracts arising or accruing prior to the Closing (or with respect to Contracts for properties under the Spirit Lease in accordance with Section 2.5 of the Cenveo APA, prior to the applicable date of effective assumption by Cenveo Corporation), except for the Cure Amounts that are Assumed Liabilities listed in Schedule 1.1(e) of the Cenveo APA. All defaults or other obligations of the Debtors under the Purchased Contracts arising prior to the Closing are deemed satisfied by the payment, pursuant to the terms of the APAs, of the Cure Amounts with respect to each Purchased Contract in those amounts set forth in Exhibit 5 to this Order. The assumption and/or assignment to the Purchasers or their designees of the Purchased Contracts constitutes adequate assurance of the Purchasers’ future performance under the Purchased Contracts within the meaning of sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code. The Purchased Contracts shall, upon assignment to the Purchasers, be valid, binding and in full force and effect and enforceable by Purchasers and their designees in accordance with their respective terms, notwithstanding any provision of any Purchased Contracts (including those of the type described in sections 365(b)(2) and 365(f) of the Bankruptcy Code) that prohibits, restricts or conditions such assignment or transfer, and, pursuant to section 365(k) of the Bankruptcy Code, the Debtors shall be relieved from further liability with respect to the Purchased Contracts upon the Closing.
21.The stays provided for in Bankruptcy Rules 6004(h) and 6006(d) are hereby waived and this Order shall be effective immediately upon its entry.
22.The terms of this Order shall be binding on the Purchasers and their successors, the Debtors, creditors of the Debtors and all other parties in interest in the Bankruptcy Cases, and any successors of the Debtors, including any trustee or examiner appointed in these cases or upon a conversion of these cases to chapter 7 of the Bankruptcy Code.
23.The Purchasers are good faith purchasers entitled to the benefits and protections afforded by section 363(m) of the Bankruptcy Code. In the absence of a stay of this Order, the Purchasers will be acting in good faith within the meaning of section 363(m) of the Bankruptcy Code in consummating the transactions contemplated by the APAs, including assumption and assignment of contracts, at any time after the entry of this Order.
24.The Court’s approval of these Sale Transactions and entry of this Order is and shall be without prejudice to or effect (including collateral estoppel or res judicata) on any rights, claims, causes of action, defenses or interests, of the Debtors, creditors, equity holders or any statutory committee appointed in any of these bankruptcy cases with respect to any person or entity other than the Purchasers or any of their respective affiliates, designees, successors, assigns, directors, officers including but not limited to any claim for breach of fiduciary duty, aiding and abetting breach of fiduciary duty, setoff, recoupment, subordination or recharacterization, whether or not arising out of any actions taken in connection with the Sale Transactions or the APAs. To be clear, to the extent that there is any inconsistency between this paragraph 24 and paragraph 11 hereof, the terms of paragraph 11 shall govern.
25.With respect to the transactions consummated pursuant to this Order, this Order shall be sole and sufficient evidence of the transfer of title to the Purchaser, and the sale transaction consummated pursuant to this Order shall be binding upon and shall govern the acts of all persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the property sold pursuant to this Order, including without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, administrative agencies, governmental departments, secretaries of state, and federal, state, and local officials, and each of such persons and entities is hereby directed to accept this Order as sole and sufficient evidence of such transfer of title and shall rely upon this Order in consummating the transactions contemplated hereby.
26.This Court retains jurisdiction to interpret, implement and enforce the provisions of, and resolve any disputes arising under or related to, this Order and the

APAs, all amendments thereto, any waivers and consents thereunder and each of the agreements executed in connection therewith.
27.Nothing in this Order shall modify or waive any closing conditions or termination rights in the APAs, and all such conditions and rights shall remain in full force and effect in accordance with their terms.
28.The failure specifically to include any particular provisions of the APAs or any of the documents, agreements or instruments executed in connection therewith in this Order shall not diminish or impair the force of such provision, document, agreement or instrument, it being the intent of the Court that the APAs and each document, agreement or instrument be authorized and approved in its entirety.
29.The consideration under the APAs shall be distributed in accordance with the Settlement Order, including, without limitation, to first satisfy the obligations under the DIP Facility. Additionally, for the avoidance of doubt, all deposits recovered or otherwise received by the Debtors shall first be used to satisfy the Debtors’ obligations under the DIP Facility in accordance with the Settlement Order. In the event of any inconsistency between this Order and the Settlement Order, the Settlement Order shall govern.
30.The APAs may be amended, supplemented or changed, and any provision thereof may be waived, only by written instrument making specific reference to the applicable APA(s) signed by the party thereto against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided, however, that, after the entry of this Order, any such amendment, supplement, change or waiver which materially adversely affects a Share Recipient shall also require the express written consent of such Share Recipient in order to be effective

31.The Debtors are authorized to take all actions necessary to effectuate the relief granted pursuant to this Order in accordance with the Motion.

Dated:    _____________, 2013
    Wilmington, Delaware
_____________________________________
THE HONORABLE CHRISTOPHER S. SONTCHI
                    UNITED STATES BANKRUPTCY JUDGE

EXHIBIT 1

Cenveo Asset Purchase Agreement

EXHIBIT 2

Hilco Asset Purchase Agreement

EXHIBIT 3

Inventory Purchaser Asset Purchase Agreement

EXHIBIT 4

IP Assignment

EXHIBIT 5

Cure Amounts

THIS UNSECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR (ii) AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.
UNSECURED PROMISSORY NOTE
[$2,600,000.00] Insert an amount (not to exceed $2,600,000) equal to the sum of the principal and accrued and unpaid interest due and owing as of the date of the Closing under the Purchase Agreement pursuant to that certain Tranche B Note issued to International Paper Company as a Tranche B Lender pursuant to that certain Debtor-In-Possession Credit Agreement dated as of June 10, 2013 (as amended, amended and restated, supplemented or otherwise modified) among NE Opco, Inc., as debtor and debtor-in-possession, the other loan parties party thereto, the lenders party thereto and Salus Capital Partners, LLC, as administrative agent and collateral agent.

[$2,600,000.00] [1]	New York, New York
_________ ___, 2013

FOR VALUE RECEIVED, Cenveo Corporation, a Delaware corporation (“Payor”), hereby promises to pay to the order of NE Opco, Inc., a Delaware corporation (together with its successors and permitted assigns, “Payee”), the principal sum of [Two Million Six Hundred Thousand Dollars ($2,600,000.00)] 2
The outstanding principal amount of this Note shall be due and payable in full on ______ __, 2013 3 (or on such earlier date due to an acceleration of the maturity of this Note pursuant to the terms hereof). Except as set forth in the following paragraph, the principal amount of this Note shall not bear interest.
If any amount payable hereunder is not paid when due, whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at a rate per annum equal to ten percent (10.0%) from the date of such non-payment until such amount is paid in full. All computations of interest shall be made on the basis of a 360‑day year, for the actual number of days elapsed in the relevant period (including the first day but excluding the last day). In no event shall the interest rate payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law.
Payment of principal and interest shall be made in lawful money of the United States of America, by wire transfer of immediately available funds, to such account as Payee may direct Payor in writing.

Payor may at any time, upon not less than one (1) Business Day’s prior written notice to Payee, prepay all or any portion of the principal or interest owing under this Note, without premium or penalty. Any prepayment of the principal amount of this Note shall be accompanied by all accrued and unpaid interest on such principal amount.
This Note is being issued pursuant to, and constitutes the “Purchaser Note” under, the Asset Purchase Agreement, dated as of August __, 2013 (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among Payee, Cenveo and Parent. Capitalized terms used and not otherwise defined herein have the meanings specified in the Purchase Agreement as in effect on the date hereof.
The occurrence and continuance of any of the following shall constitute an event of default (each an “Event of Default”) hereunder: (i) Payor fails to pay any principal, interest or any other amount under this Note when due; (ii) Payor fails to pay when due any of its other debt having an aggregate principal amount greater than $35,000,000 or any interest or premium on such debt when due (whether by scheduled maturity, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such debt; (iii)(a) Payor commences any case, proceeding or other action (1) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Payor makes a general assignment for the benefit of its creditors; (b) there is commenced against Payor any case, proceeding or other action of a nature referred to in clause (iii)(a) above which results in the entry of an order for relief or any such adjudication or appointment; (c) there is commenced against Payor any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief; (d) Payor takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (iii)(a), (iii)(b) or (iii)(c) above; or (e) Payor is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due; or (iv) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $35,000,000 (to the extent not covered by insurance) shall be entered against Payor and all of such judgments or orders shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.
If any Event of Default occurs and is continuing, Payee may at its option, by written notice to Payor, (i) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (ii) exercise any or all of its rights, powers or remedies under applicable law; provided, however, that, if an Event of Default described in clause (iii) of the immediately preceding paragraph shall occur, the principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, shall become immediately due and payable without any notice, declaration or other act on the part of Payee.
Should any action be instituted for the collection of this Note, the reasonable and documented costs and attorneys’ fees of the holder of this Note shall be paid by Payor.
No failure or delay on the part of Payee or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between Payor and Payee shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Note are cumulative to, and not exclusive of, any rights or remedies that Payee would otherwise have.
If any provision in or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

This Note shall be binding upon Payor and its successors and assigns and shall inure to the benefit of Payee and its successors and assigns, provided, however, that (a) Payor shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of Payee, and any such assignment without such consent shall be null and void ab initio, and (b) NE Opco, Inc. shall have the right to assign this Note and its rights and interests under this Note to (and only to) International Paper Company, a New York corporation (“IP”); provided, that IP delivers to Payor a copy of a duly executed assignment or endorsement of this Note. Except as set forth in the foregoing clause (b), Payee shall not have the right to assign its rights hereunder or any interest herein to any other Person without the prior written consent of Payor, and any such assignment without such consent shall be null and void ab initio.
THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF PAYOR AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST PAYOR ARISING OUT OF OR RELATING TO THIS NOTE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS NOTE PAYOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY

JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS NOTE. Payor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Payor at its address set forth below, such service being hereby acknowledged by Payor to be sufficient for personal jurisdiction in any action against Payor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Payee to bring proceedings against Payor in the courts of any other jurisdiction.
PAYOR AND, BY THEIR ACCEPTANCE OF THIS NOTE, PAYEE AND ANY SUBSEQUENT HOLDER OF THIS NOTE, HEREBY IRREVOCABLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Payor and, by their acceptance of this Note, Payee and any subsequent holder of this Note, each (i) acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this relationship, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS NOTE. In the event of litigation, this provision may be filed as a written consent to a trial by the court.
Payor hereby waives the benefit of any statute or rule of law or judicial decision which would otherwise require that the provisions of this Note be construed or interpreted most strongly against the party responsible for the drafting thereof.
Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and mailed, delivered or transmitted by facsimile to Payor or Payee (as applicable) at the address set forth below. All such notices and other communications shall be deemed to be given or made at the times provided below.
All notices and other communications under this Note shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) (or, if sent by facsimile after normal business hours, on the next Business Day), (c) five (5) days after being deposited with the United States Post Office, by registered or certified mail, postage prepaid, or (d) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as Payor or Payee may have specified by notice given to the other pursuant to this provision):
If to Payor:

Prior to September 9, 2013:

Cenveo Corporation
One Canterbury Green
201 Broad Street
Stamford, Connecticut 06901
Attention: Scott J. Goodwin, Chief Financial Officer
Facsimile: (203) 595-3085

On and after September 9, 2013:

Cenveo Corporation
200 First Stamford Place, 2nd Floor
Stamford, Connecticut 06902
Attention: Scott J. Goodwin, Chief Financial Officer
Facsimile: (203) 595-3085
If to Payee:
NE Opco, Inc.
3211 Internet Blvd., Ste. 200
Frisco, Texas 75034
Attention: Brian Zollinger
Facsimile: 972-731-2763
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
IN WITNESS WHEREOF, Payor has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place first above written.

PAYOR                    CENVEO CORPORATION
By:
Name:
Title:

1 Insert an amount (not to exceed $2,600,000) equal to the sum of the principal and accrued and unpaid interest due and owing as of the date of the Closing under the Purchase Agreement pursuant to that certain Tranche B Note issued to International Paper Company as a Tranche B Lender pursuant to that certain Debtor-In-Possession Credit Agreement dated as of June 10, 2013 (as amended, amended and restated, supplemented or otherwise modified) among NE Opco, Inc., as debtor and debtor-in-possession, the other loan parties party thereto, the lenders party thereto and Salus Capital Partners, LLC, as administrative agent and collateral agent.
2 See footnote 1.

[3]	Insert date that occurs 45 days after the date of this Note or, if such date is not a Business Day, the next succeeding Business Day.